Exhibit 10.1

KIRBY CORPORATION,

THE BANKS NAMED HEREIN,

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

______________

$250,000,000
Second Amended and Restated Credit Agreement
______________

November 9, 2010

______________

WELLS FARGO BANK, N.A.
and
BANK OF AMERICA, N.A.,
as Syndication Agents

and

THE BANK OF TOKYO–MITSUBISHI UFJ, LTD.
and
THE NORTHERN TRUST COMPANY,
as Documentation Agents

*****

J.P. MORGAN SECURITIES LLC
and
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
as Co-Lead Arrangers and Joint Bookrunners

Andrews Kurth LLP
Counsel for Administrative Agent

-i-

-ii-

Section 9.15	Submission to Jurisdiction	55
Section 9.16	WAIVER OF JURY TRIAL	55
Section 9.17	FINAL AGREEMENT OF THE PARTIES	56
Section 9.18	Patriot Act	56

Exhibit 2.02(a)	Form of Borrowing Request

Exhibit 2.02(c)	Form of Interest Election Request

Exhibit 2.04	Form of Note

Exhibit 2.17(a)	Form of Commitment Increase Agreement

Exhibit 2.17(b)	Form of New Bank Agreement

Exhibit 9.02	Form of Assignment and Acceptance

Schedule 1.01	Existing Letters of Credit

Schedule 2.01	Allocation and Bank Names

Schedule 4.01	Consolidated Subsidiaries (Part A) and Excluded Affiliates (Part B)

Schedule 4.16	Liabilities

-iii-

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of November 9, 2010 (this “Agreement”), is among KIRBY CORPORATION, a Nevada corporation (the “Borrower”), the banks named on the signature pages hereto (together with their respective successors and assigns in such capacity, the “Banks”), JPMORGAN CHASE BANK, N.A., as Administrative Agent (the “Agent”), WELLS FARGO BANK, N.A. and BANK OF AMERICA, N.A., each as a Syndication Agent and THE BANK OF TOKYO–MITSUBISHI UFJ, LTD. and THE NORTHERN TRUST COMPANY, each as a Documentation Agent.  Unless otherwise defined herein, all capitalized terms used herein and defined in Article I are used herein as so defined.

PRELIMINARY STATEMENT

Pursuant to that certain Amended and Restated Credit Agreement dated as of June 14, 2006 (the “Existing Credit Agreement”), among the Borrower, the banks named therein (the “Existing Banks”) and JPMorgan as the agent, the Existing Banks made a revolving credit facility available to the Borrower upon the terms and conditions set forth therein.

The Borrower now requests that the Existing Banks amend and restate the Existing Credit Agreement and provide the Borrower with a credit facility pursuant to which the Banks, including certain of the Existing Banks and certain additional banks, will commit to make Revolving Loans in a principal amount of up to $250,000,000 outstanding at any time.  The proceeds of the Revolving Loans shall be used to refinance indebtedness, to finance working capital needs of the Borrower and its Subsidiaries and for their general corporate purposes, including permitted acquisitions.

In connection therewith, the Agent has agreed to serve in such capacity for the Banks and the Agent and the Banks are agreeable to the Borrower’s request, subject to the terms of this Agreement.

Accordingly, in consideration of the foregoing and the mutual covenants set forth herein, the parties hereto agree as follows:

ARTICLE I.
DEFINITIONS, ETC.

Section 1.01    Certain Defined Terms.  Capitalized terms used in this Agreement and not otherwise defined herein shall have the respective meanings set forth in Annex A hereto (such meanings to be equally applicable to both singular and plural forms of the terms defined).

Section 1.02    Accounting Terms; GAAP.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies the Borrower that the Majority Banks request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision  amended in accordance herewith.

Section 1.03    Computation of Time Periods.  In this Agreement in the computation of periods of time from a specified date to a later specified date, unless otherwise indicated, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”  Subject to Section 2.09(e), whenever the performance of any covenant, duty or obligation is stated to be required on a day that is not a Business Day, the date of such performance shall extend to the immediately succeeding Business Day.

Section 1.04    References, Etc.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All references herein to Sections, Annexes, Exhibits and Schedules shall, unless the context requires a different construction, be deemed to be references to the Sections of this Agreement and the Annexes, Exhibits and Schedules attached hereto and made a part hereof.  In this Agreement, unless a clear contrary intention appears, the word “including” (and with correlative meaning “include”) means including, without limiting the generality of any description preceding such term.  No provision of this Agreement shall be interpreted or construed against any Person solely because that Person or its legal representative drafted such provision.

ARTICLE II.
COMMITMENTS AND TERMS OF CREDIT

Section 2.01    Commitments; Loans and Borrowings.

(a)    Each Bank severally agrees, on the terms and conditions hereinafter set forth, to make Revolving Loans to the Borrower from time to time on any Business Day during the period from the Effective Date up to, but excluding, the Termination Date in an aggregate principal amount that will not result in such Bank’s Revolving Credit Exposure exceeding at any time such Bank’s Commitment.  Subject to the terms and conditions of this Agreement, the Borrower may borrow, repay pursuant to Section 2.06 or prepay pursuant to Section 2.08 and reborrow under this Section 2.01(a) the Revolving Loans.

(b)    Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Banks ratably in accordance with their respective Commitments.  The failure of any Bank to make any Loan required to be made by it shall not relieve any other Bank of its obligations hereunder; provided that the Commitments of the Banks are several and no Bank shall be responsible for any other Bank’s failure to make Loans as required.

(c)    Subject to Section 2.07(b), each Borrowing of a Revolving Loan shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith.  ABR Borrowings shall consist of ABR Loans made on the same day by the Banks ratably according to their respective Commitment Percentages, and ABR Borrowings may be in any amount.  Each Eurodollar Borrowing shall be in an aggregate amount not less than $1,000,000 or an integral multiple of $100,000 in excess thereof, and shall consist of Eurodollar Loans made on the same day by the Banks ratably according to their respective Commitment Percentages.  Each Swingline Loan shall be in an amount that is an integral multiple of $1,000 and not less than $100,000 and shall accrue interest at a rate equal to the Swingline Rate, as selected by the Borrower in its request therefor.  Borrowings of more than one Type may be outstanding at the same time, but the Borrower shall not be entitled to request any Borrowing or to convert Loans comprising any Borrowing into Revolving Loans of another Type, if after giving effect to such Borrowing or conversion, as the case may be, any Bank would have outstanding at any one time more than seven (7) different Types of Loans, excluding Swingline Loans.

(d)    Notwithstanding any other term or provision hereof no Loan shall be made if after giving effect thereto the aggregate principal amount of Loans outstanding would exceed the Total Commitment.

Section 2.02    Revolving Borrowing Procedures; Interest Elections.

(a)    Each Borrowing of a Revolving Loan shall be made upon request of the Borrower, given by telephone or by electronic mail to the Agent not later than 11:00 a.m. (Houston time) on (i) the third Business Day prior to the proposed Borrowing Date in the case of a Eurodollar Borrowing or (ii) the Business Day of the proposed Borrowing Date in the case of an ABR Borrowing, and upon receipt the Agent shall give each other member of the Bank Group prompt notice of such request.  Each such telephone request shall be confirmed promptly by hand delivery, facsimile transmittal or electronic mail to the Agent of a written Borrowing Request signed by the Borrower.  Each Borrowing Request shall specify therein (A) the Borrowing Date for such Borrowing, (B) the Type of Loans comprising such Borrowing, (C) the aggregate amount of such Borrowing, (D) in the case of a Eurodollar Borrowing, the Interest Period for the Loans comprising such Borrowing which shall be a period contemplated by the definition of “Interest Period”; and (E) the location and number of the Borrower’s account to which funds are to be disbursed.  Each Borrowing Request shall be irrevocable and binding on the Borrower.  Each Bank shall, before 12:00 noon (Houston time) on the date of such Borrowing, make such Bank’s ratable portion of such Borrowing by wire transfer of immediately available funds to the account of the Agent most recently designated by it for such purpose by notice to the Banks.  After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower by crediting the amounts so received, in like funds, to such account or accounts of the Borrower designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of any payment by Issuer of any drawing under a Letter of Credit as provided in Section 2.16(d) shall be submitted by the Agent to Issuer.

(b)    Unless the Agent shall have received notice from a Bank prior to any Borrowing Date that such Bank will not make available to the Agent such Bank’s ratable portion of such Borrowing, the Agent may assume that such Bank has made such portion available to the Agent on such Borrowing Date in accordance with Section 2.02(a) and the Agent may, in reliance upon such assumption, make available to the Borrower on such Borrowing Date a corresponding amount.  If and to the extent that such Bank shall not have so made such ratable portion available to the Agent, such Bank and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount, together with interest thereon for each day from and including the date such amount is made available to the Borrower to but excluding the date such amount is repaid to the Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Revolving Loans comprising such Borrowing and (ii) in the case of such Bank, the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.  If such Bank shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Loan as part of such Borrowing for purposes of this Agreement.  If the Borrower pays such amount to the Agent, it shall not relieve the defaulting Bank of its legal responsibility for its default.

(c)    The Borrower may, subject to the terms of this Agreement, on any Business Day, upon notice by telephone to the Agent, given not later than 11:00 a.m. (Houston time) on (i) the third Business Day prior to the proposed conversion or continuation date in the case of conversion or continuation of Loans into Eurodollar Loans or (ii) the Business Day of the proposed conversion or continuation date in the case of a conversion or continuation of Loans into ABR Loans, convert all Loans comprising one or more Borrowings into Loans of another Type comprising a single Borrowing or continue the Loans comprising one or more Borrowings, and the Agent shall promptly transmit the contents of such notice to each other member of the Bank Group.  Each such telephonic request shall be confirmed promptly by hand delivery or facsimile transmittal to the Agent of a written Interest Election Request signed by the Borrower.  Each Interest Election Request shall specify therein (A) effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day, (B) the Loans to be converted or continued, (C) whether the resulting Borrowing is to be an ABR Borrowing or Eurodollar Borrowing and (D) if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election which shall be a period contemplated by the definition of the term “Interest Period”.  If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Notwithstanding any other term or provision hereof, after giving effect to any such Interest Election Request, the size of all Borrowings outstanding hereunder and the number of different Types of Loans outstanding hereunder shall conform to the requirements of Section 2.01.  In the event of any conversion of Eurodollar Loans on any day other than the last day of the Interest Period applicable thereto, the Borrower shall be obligated to reimburse the Banks in respect thereof pursuant to Section 2.12.  If the Borrower shall fail to give a timely Interest Election Request conforming to the requirements of this Agreement with respect to any Eurodollar Loans prior to the expiration of the Interest Period applicable thereto, such Eurodollar Loans shall, automatically on the last day of such Interest Period, be converted into ABR Loans.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Agent, at the request of the Majority Banks, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.03    Swingline Loans.

(a)    Subject to the terms and conditions set forth herein, the Swingline Bank agrees to make Swingline Loans to the Borrower on any Business Day during the period from the Effective Date up to, but excluding, the Termination Date, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $25,000,000 or (ii) the sum of the total Revolving Credit Exposure exceeding the Total Commitment; provided that the Swingline Bank shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b)    To request a Swingline Loan, the Borrower shall notify the Agent of such request by telephone (confirmed by telecopy) or by electronic mail, not later than 1:00 p.m. (Houston time), on the day of a proposed Swingline Loan.  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day), the amount of the requested Swingline Loan and the Swingline Rate to be applicable to the requested Swingline Loan.  The Agent will promptly advise the Swingline Bank of any such notice received from the Borrower.  The Swingline Bank shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Bank (or, in the case of a Swingline Loan made to finance the reimbursement of a drawing under a Letter of Credit as provided in Section 2.16(d), by remittance to the Issuer) by 2:00 p.m. (Houston time) on the requested date of such Swingline Loan.

(c)    The Swingline Bank may by written notice given to the Agent not later than 9:00 a.m. (Houston time) on any Business Day require the Bank Group to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which Bank Group will participate.  Promptly upon receipt of such notice, the Agent will give notice thereof to each Bank, specifying in such notice such Bank’s Commitment Percentage of such Swingline Loan or Loans.  Each Bank hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Agent, for the account of the Swingline Bank, such Bank’s Commitment Percentage of such Swingline Loan or Loans.  Each Bank acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Bank shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02 with respect to Loans made by such Bank (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Bank Group), and the Agent shall promptly pay to the Swingline Bank the amounts so received by it from the Bank Group.  The Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Agent and not to the Swingline Bank.  Any amounts received by the Swingline Bank from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Bank of the proceeds of a sale of participations therein shall be promptly remitted to the Agent; any such amounts received by the Agent shall be promptly remitted by the Agent to the Bank Group that shall have made their payments pursuant to this paragraph and to the Swingline Bank, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Bank or to the Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

Section 2.04    The Notes.  The Loans made by each Bank shall be evidenced by a single Note issued to such Bank by the Borrower (a) dated the Effective Date (or such other date as may be specified in Section 9.02), (b) payable to the order of such Bank in a principal amount equal to such Bank’s Commitment and (c) otherwise duly completed, substantially in the form of Exhibit 2.04.  Each Bank shall maintain in accordance with its usual practice a record evidencing the indebtedness of the Borrower to such Bank resulting from each Loan made by such Bank, including the amounts of principal and interest payable and paid to such Bank from time to time.  The Agent shall maintain records in which it shall record (i) the amount of each Loan made hereunder, the Type hereof and, in the case of any Eurodollar Loan, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Bank hereunder and (iii) the amount of any sum received by the Agent hereunder for the account of the Bank and each Bank’s share hereof.  The entries made in the records maintained pursuant to this Section shall be prima facie evidence of the existence and amounts of the obligations recorded herein, provided that the failure of any Bank or the Agent to maintain such records or any error herein shall not in any manner affect the obligation of the Borrower to repay the  Loans in accordance with this Agreement.

Section 2.05    Reduction of the Commitments.  The Borrower shall have the right, upon at least three Business Days’ notice to the Agent to terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the Banks, provided, that (i) each partial reduction shall be in the aggregate amount of $1,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) the Borrower shall not reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.08, the Revolving Credit Exposure would exceed the Total Commitments.  Promptly following receipt of any such notice, the Agent shall advise the Banks of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that, in the case of a termination of all of the Commitments, the Borrower may provide that such notice is conditioned on the occurrence or non-occurrence of any event specified therein (including the consummation of any acquisition, receipt of proceeds from the incurrence of Debt or the refinancing of the Loans and Commitments hereunder).  Any reduction of the Commitments shall be permanent.  Each reduction of the Commitments shall be made ratably among the Banks in accordance with their respective Commitments.

Section 2.06    Repayment of Loans.  The Borrower hereby unconditionally promises to pay (i) to the Agent for the account of each Bank the then unpaid principal amount of each Revolving Loan on the Termination Date, together with any unpaid interest accrued thereon and (ii) to the Swingline Bank the then unpaid principal amount of each Swingline Loan on the earlier of the Termination Date and the date that is fourteen (14) days after the date such Swingline Loan is made; provided that on each date that a Borrowing of a Revolving Loan is made, the Borrower shall repay all Swingline Loans then outstanding.

Section 2.07    Interest Accrual, Payments, Etc.

(a)    Subject to the provisions of Section 9.13, the Borrower shall pay interest on the unpaid principal amount of each Loan made by each Bank from the date of such Loan until such principal amount shall be paid in full, on the dates and at the rates per annum specified as follows:

(i)    if such Loan is an ABR Loan, a rate per annum equal to the lesser of (A) the Highest Lawful Rate and (B) the Alternate Base Rate in effect from time to time plus the Applicable Margin in effect from time to time, and unpaid accrued interest on each such Loan shall be payable on each Interest Payment Date for such Loan and on the date such ABR Loan shall be paid in full;

(ii)    if such Loan is a Eurodollar Loan, a rate per annum equal at all times during the Interest Period for such Loan to the lesser of (A) the Highest Lawful Rate and (B) the sum of the Adjusted Eurodollar Rate for such Interest Period plus the Applicable Margin in effect as of the first day of such Interest Period, and unpaid accrued interest on each such Loan shall be payable on each Interest Payment Date for such Loan and on the date such Eurodollar Loan shall be paid in full and, in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion;

(iii)    if such Loan is a Swingline Loan, a rate per annum equal to the Swingline Rate for such Loan payable on the Interest Payment Date for such Loan; or

(iv)    Any amount of principal or, to the extent permitted by applicable law, interest which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest from the date on which such amount is due until such amount is paid in full, at a rate per annum (the “Default Rate”) equal at all times (A) with respect to principal payments on the Loans, the rate otherwise applicable to such Loan plus 2% and (B) with respect to all other amounts, the rate applicable to ABR Loans plus 2%, not to exceed, in either case, the Highest Lawful Rate.  Interest accrued pursuant to this paragraph shall be payable on demand.

(b)    i) The Agent shall give prompt notice to the Borrower and each other member of the Bank Group of the applicable interest rate determined by the Agent hereunder for each Borrowing.  Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(ii)    If the Majority Banks shall, at least one Business Day before the commencement of any Interest Period for a Eurodollar Borrowing, notify the Agent that the Adjusted Eurodollar Rate or the Eurodollar Rate, as applicable, for such Interest Period will not adequately reflect the cost to such Banks of making, funding or maintaining their respective Eurodollar Loans for such Borrowing, the right of the Borrower to select Eurodollar Loans for such Borrowing or any subsequent Borrowing shall be suspended until the Agent shall notify the Borrower and each other member of the Bank Group that the circumstances causing such suspension no longer exist, and (A) any Interest Election Request that requests the conversion of any Borrowing to, or the continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (B) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

(iii)    If the Agent is unable to determine the Adjusted Eurodollar Rate or the Eurodollar Rate in accordance with the definitions thereof, as applicable, for any Interest Period for any Eurodollar Borrowing, (A) the Agent shall forthwith notify the Borrower and each other member of the Bank Group that the interest rate cannot be determined for such Eurodollar Borrowing, (B) any Interest Election Request that requests the conversion of any Borrowing to, or the continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (C) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing, and (D) the obligation of the Banks to make Eurodollar Loans shall be suspended until the Agent shall notify the Borrower and each other member of the Bank Group that the circumstances causing such suspension no longer exist.

(c)    As used in this Agreement and the other Loan Documents, “Applicable Margin” means, as to Loans consisting of a single Borrowing, a rate per annum determined pursuant to the table set forth below by reference to the Borrower’s S&P Rating or Moody’s Rating (individually, a “Rating” and collectively, the “Ratings”) and the Type of Loans comprising such Borrowing, whereby (i) if either Moody’s or S&P shall not have in effect a Rating (other than by reason of the circumstances referred to in the last sentence of this Section 2.07(c)) and the Borrower is using all commercially reasonable efforts to maintain both Ratings, then the remaining Rating shall determine the Pricing Level; (ii) if the Moody’s Rating and the S&P Rating shall differ by one level, the higher Rating shall determine the Pricing Level; (iii) if the Moody’s Rating and the S&P Rating differ by two levels, the Rating between the Moody’s Rating and the S&P Rating shall determine the Pricing Level; (iv) if the Moody’s Rating and the S&P Rating differ by three or more levels, the Rating which is two levels below the higher of the Moody’s Rating or the S&P Rating shall determine the Pricing Level; and (v) if the Moody’s Rating and the S&P Rating are the same, that Rating shall determine the Pricing Level.  Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.  If the rating system of Moody’s or S&P shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Banks shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the rating most recently in effect prior to such change or cessation.

Pricing Grid

Pricing Level	S&P/Moody’s Rating	Applicable Margin for Eurodollar Loans	Applicable Margin for ABR Loans	Commitment Fee
Pricing Level I	Greater than or equal to BBB+/Baa1	1.750%	0.750%	0.250%
Pricing Level II	Equal to BBB/Baa2	2.000%	1.000%	0.300%
Pricing Level III	Equal to BBB-/Baa3	2.250%	1.250%	0.375%
Pricing Level IV	Equal to BB+/Ba1	2.500%	1.500%	0.450%
Pricing Level V	Less than BB+/Ba1	2.750%	1.750%	0.500%

Section 2.08    Prepayments.

(a)    The Borrower shall have the right at any time and from time to time to prepay any Borrowing selected by the Borrower in whole or in part, subject to prior notice in accordance with the terms set forth in this paragraph (a).  Each prepayment pursuant to this paragraph (a) shall be applied to reduce pro rata all Loans comprising the designated Borrowing being prepaid.  The Borrower shall notify the Agent (and in the case of prepayment of a Swingline Loan, the Swingline Bank) by telephone (confirmed in writing) of any prepayment hereunder (i) in the case of a prepayment of an ABR Borrowing, not later than 11:00 a.m. (Houston time) on the date of prepayment, (ii) in the case of a prepayment of a Eurodollar Loan, not later than 11:00 a.m. (Houston time) three Business Days before the date of prepayment, and (iii) in the case of a prepayment of a Swingline Loan, not later than 12:00 noon (Houston time) on the date of prepayment.  Each such notice shall specify the prepayment date and the aggregate principal amount of each Borrowing or a portion thereof to be repaid.  Promptly following receipt of any such notice, the Agent shall advise the Banks of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.01(c).

(b)    The Borrower shall from time to time prepay the Loans comprising part of the same Borrowing in such amounts as shall be necessary so that at all times the aggregate amount of Loans outstanding shall not be in excess of the Total Commitment. Any prepayment required by this Section 2.08(b) shall be due on the date such prepayment accrues pursuant to the preceding sentence.

(c)    Each prepayment of Eurodollar Loans shall be accompanied by a prepayment of accrued interest to the date of such prepayment on the principal amount prepaid.  In the event of any prepayment of a Eurodollar Loan, the Borrower shall be obligated to reimburse the Banks in respect thereof pursuant to Section 2.12.  Unless otherwise specified by the Borrower, all mandatory prepayments of the Loans shall first be applied to ABR Borrowings, and second to such Eurodollar Borrowings as the Agent may select.

Section 2.09    Payments and Computations.

(a)    All payments of principal, interest, commitment  fees and other amounts payable to the Banks under the Loan Documents shall be made in Dollars to the Agent at its address specified in Section 9.03 for the account of each of the Banks, in immediately available funds not later than 12:00 noon (Houston time) on the date when due.  Upon receipt of such payments, the Agent will promptly cause to be distributed like funds relating to the payment of principal or interest or commitment fees ratably (other than amounts payable pursuant to Section 2.11, Section 2.12, Section 2.13 or Section 2.14) to the Banks for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Bank to such Bank for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.  In the event the Agent receives any such payment in immediately available funds not later than 12:00 noon (Houston time) on any Business Day, but fails to distribute to any Bank entitled thereto like funds relating to such payment by the close of business on such Business Day, then the Agent shall pay such Bank interest thereon at the Federal Funds Effective Rate for each day from the date such amount is received by the Agent until the date distributed to such Bank.

(b)    Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks under the Loan Documents that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank.  If and to the extent the Borrower shall not have made such payment in full to the Agent each Bank shall repay to the Agent forthwith on demand such amount distributed to such Bank, together with interest thereon for each day from and including the date such amount is distributed to such Bank but excluding the date such Bank repays such amount to the Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

(c)    All payments by the Borrower of the fees payable to the Agent pursuant to the Fee Letter shall be made in Dollars directly to the Agent at its address specified in Section 9.03 in immediately available funds not later than 12:00 noon (Houston time) on the date when due.

(d)    All computations of interest based on the Prime Rate when used to determine the Alternate Base Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Alternate Base Rate, the Eurodollar Rate, the Adjusted Eurodollar Rate or the Federal Funds Effective Rate as well as commitment fees, shall be made on the basis of a year of 360 days (unless use of a 360 day year would cause the interest contracted for, charged or received hereunder to exceed the Highest Lawful Rate, in which case such computations shall be made on the basis of a year of 365 or 366 days, as the case may be), in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or commitment fees are payable.

(e)    Whenever any payment under the Loan Documents shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided, however, if such extension would cause payment of interest on or principal of Eurodollar Loans to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(f)    If any Bank shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, counterclaim or otherwise) on account of the Loans made by it (other than pursuant to Section 2.11, Section 2.12, Section 2.13 or Section 2.14) in excess of its ratable share of payments on account of the Loans obtained by all the Banks, such Bank shall forthwith purchase (for cash at face value) from the other Banks such participations in the Loans made by such other Banks as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of them; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Bank as consideration for the assignment of or sale of a participation in any of its Loans or participations in payments to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower agrees that any Bank so purchasing a participation from another Bank pursuant to this Section 2.09(f) may, to the fullest extent permitted by law and this Agreement, exercise all its rights of payment (including the right of setoff and counterclaim) with respect to such participation as fully as if such Bank were the direct creditor of the Borrower in the amount of such participation.

(g)    If any Bank shall fail to make any payment required to be made by it pursuant to Section 2.02(b), Section 2.03(c), Section 2.09(b), Section 2.16(a), Section 2.16(c), or Section 9.04 then the Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Agent for the account of such Bank and for the benefit of the Agent, the Swingline Bank or the Issuer to satisfy such Bank’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and applicable to, any future funding obligations of such Bank under such Sections; in the case of each of (i) and (ii) above, in any order as determined by the Agent in its discretion.

Section 2.10    Fees.

(a)    Subject to the provisions of Section 9.13, the Borrower shall pay each Bank a commitment fee equal to the applicable percentage set forth in the pricing grid in Section 2.07(c) under the column “Commitment Fee” on the average unused portion of the Commitment of such Bank as in effect from time to time for the period from and including the Effective Date to, but excluding, the Termination Date.  Accrued commitment fees shall be due and payable in arrears on last day of March, June, September and December of each year, on the date of any reduction or termination of the Commitment of such Bank (in respect of such reduced or terminated amount) and on the Termination Date, and shall be computed on the basis of a year of 360 days for the period commencing with the day to which such fee was last paid (or, in the case of the first commitment fee payment date, for the period commencing with and including the Effective Date) to the date such fee is due and payable.  For purposes of calculating the unused Commitment of each Bank, Swingline Loans made by or deemed made or attributable to such Bank shall not count as usage.

(b)    Subject to the provisions of Section 9.13, the Borrower shall pay the Agent the arrangement and administrative fees specified in that certain letter agreement dated October 1, 2010 between the Agent and the Borrower concerning the same (the “Fee Letter”).

Section 2.11    Setoff, Counterclaims and Taxes.

(a)    All payments of principal, interest, expenses, reimbursements, compensation, commitment fees, letter of credit fees, arrangement fees or administration fees and any other amount from time to time due under any Loan Document shall be made by the Borrower without setoff or counterclaim and shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, (i) in the case of each member of the Bank Group and the Issuer, (A) taxes imposed on its income (or a taxable base in the nature of net income, or, in lieu of taxes so imposed or measured, on overall gross receipts and capital), and franchise taxes imposed on it, by the jurisdiction under the laws of which such member of the Bank Group or the Issuer is organized or any political subdivision thereof, (B) branch profits taxes imposed by the United States or any jurisdiction described in the preceding clause (A), and (C) United States federal taxes imposed pursuant to FATCA on any “withholding payment” (as defined under FATCA) made to such Person and, (ii) in the case of each Bank, (A) taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction of such Bank’s Applicable Lending Office or any political subdivision thereof, (B) branch profits taxes imposed by the United States or any jurisdiction described in the preceding clause (A), and (C) United States federal taxes imposed pursuant to FATCA on any “withholding payment” (as defined under FATCA) made to such Person (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).  If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable under any Loan Document to any member of the Bank Group, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.11) such member of the Bank Group receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law; provided that the Borrower shall not be required to pay any increased amount on account of Taxes to the extent that (x) any such Bank breached its representation and warranty provided in Section 2.11(f) or (y) any such Bank has failed to comply with Section 2.11(f) or shall not have furnished the Borrower with such forms, or shall not have taken such other action, as reasonably may be available to it under applicable tax laws and any applicable tax treaty to obtain an exemption from, or reduction of, such Taxes.

(b)    In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c)    The Borrower will indemnify each member of the Bank Group and the Issuer for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.11) paid by such  member of the Bank Group (whether paid on its own behalf or on behalf of any other member of the Bank Group) and the Issuer and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted.  This indemnification shall be made within 30 days from the date such member of the Bank Group or the Issuer makes written demand therefor.  A certificate as to the amount of such payment or liability delivered to the Borrower by a member of the Bank Group or the Issuer, or by the Agent on behalf of any such Person, shall be conclusive absent manifest error.  Notwithstanding anything herein to the contrary, no member of the Bank Group or the Issuer shall be indemnified for any Taxes or Other Taxes hereunder unless the member of the Bank Group or the Issuer, as the case may be, shall make written demand on the Borrower for such reimbursement no later than six (6) months after the earlier of (i) the date on which the relevant Governmental Authority makes written demand on the member of the Bank Group or the Issuer, as the case may be, for payment of such Taxes or Other Taxes, and (ii) the date on which the member of the Bank Group or the Issuer, as the case may be, has made payment of such Taxes or Other Taxes; provided, that if the Taxes or Other Taxes imposed or asserted giving rise to such claims are retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

(d)    Within 30 days after the date of any payment of Taxes, the Borrower will furnish to the Agent, at its address referred to in Section 9.03, the original or a certified copy of a receipt evidencing payment thereof, a copy of any return required by applicable law or other evidence of such payment reasonably satisfactory to the Agent.

(e)    Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.11 shall survive the payment in full of the Loans and all other amounts owing under the other Loan Documents.  The provisions of this Section 2.11 are in all respects subject to Section 9.13 hereof.

(f)    Each Bank represents and warrants to the Agent and the Borrower that such Bank is either (i) a corporation organized under the laws of the United States, a state thereof or the District of Columbia, or (ii) entitled to complete exemption from United States withholding tax imposed on or with respect to any payments, including fees, to be made to it pursuant to this Agreement and the other Loan Documents (x) under an applicable provision of a tax convention or treaty to which the United States is a party or (y) because it is acting through a branch, agency or office in the United States and any payment to be received by it hereunder is effectively connected with a trade or business in the United States.  Upon becoming a party to this Agreement (whether by assignment or as an original signatory hereto), and in any event, from time to time upon the request of the Agent, or the Borrower, each Bank which is not a corporation organized under the laws of the United States or any state thereof or the District of Columbia shall deliver to the Agent and the Borrower such forms, certificates or other instruments as may be required by the Agent in order to establish that such Bank is entitled to complete exemption from United States withholding taxes imposed on or with respect to any payments, including fees, to be made to such Bank under this Agreement and the other Loan Documents.  Each Bank also agrees to deliver to the Borrower and the Agent such other supplemental forms as may at any time be required as a result of the passage of time or changes in applicable law or regulation in order to confirm or maintain in effect its entitlement to exemption from United States withholding tax on any payments hereunder; provided, that the circumstances of the Bank at the relevant time and applicable laws permit it to do so.  If a Bank determines, as a result of any change in either (1) applicable law, regulation or treaty, or in any official application thereof or (2) its circumstances, that it is unable to submit any form or certificate that it is obligated to submit pursuant to this Section 2.11(f), or that it is required to withdraw or cancel any such form or certificate previously submitted, it shall promptly notify the Borrower and the Agent of such fact.  If a Bank is organized under the laws of a jurisdiction outside the United States, and the Borrower and the Agent have not received forms, certificates or other instruments indicating to their satisfaction that all payments to be made to such Bank hereunder are not subject to United States withholding tax or the Agent otherwise has reason to believe that such Bank is subject to U.S. withholding tax, the Borrower shall withhold taxes from such payments at the applicable statutory rate.  Without limiting the generality of the foregoing contained in this Section 2.11(f), if a Bank would be subject to United States federal withholding taxes imposed by FATCA on payments under any Loan Document and such Bank fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Bank shall provide such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower or the Agent, as the case may be, to comply with their obligations under FATCA, to determine that such Bank has complied with such Bank’s obligations under FATCA, or to determine the amount to deduct and withhold from any such payments.  Each Bank shall indemnify and hold the Borrower and the Agent harmless from any United States taxes, penalties, interest and other expenses, costs and losses incurred or payable by them as a result of either (A) such Bank’s failure to submit any form or certificate that it is required to provide pursuant to this Section 2.11(f) or (B) reliance by the Borrower or the Agent on any such form or certificate which such Bank has provided to them pursuant to this Section 2.11(f).

(g)    Any Bank claiming any additional amounts payable pursuant to this Section 2.11 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document requested by the Borrower or to change the jurisdiction of its Applicable Lending Office if such a filing or change would avoid the need for or reduce the amount of any such additional amounts which may thereafter accrue and would not, in the sole determination of such Bank, be otherwise disadvantageous to such Bank.

Section 2.12    Funding Losses.  The Borrower shall indemnify each member of the Bank Group against any loss or reasonable expense (including, but not limited to, any loss or reasonable expense sustained or incurred or to be sustained or incurred in liquidating or reemploying deposits from third parties acquired to effect or maintain a Loan or any part thereof as a Eurodollar Loan) which such Person may sustain or incur as a consequence of (a) any failure by the Borrower to fulfill on the date of any Borrowing hereunder the applicable conditions set forth in Article III, (b) any failure by the Borrower to borrow, convert or continue hereunder after a Borrowing Request or an Interest Election Request has been given, (c) any payment, prepayment, conversion or continuation of a Eurodollar Loan required or permitted by any other provisions of this Agreement, including, without limitation, payments made due to the acceleration of the maturity of the Loans pursuant to Section 7.01, or otherwise made on a date other than the last day of the applicable Interest Period, (d) any default in the payment or prepayment of the principal amount of any Loan or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, by notice of prepayment or otherwise), (e) the occurrence of an Event of Default or (f) the Borrower’s election to replace an Affected Bank pursuant to Section 2.15(b).  Such loss or reasonable expense shall include, without limitation, an amount equal to the excess, if any, as determined by each Bank of (i) its cost of obtaining the funds for the Loan being paid, prepaid, converted or continued or not borrowed, converted or continued (based on the interest rate applicable thereto) for the period from the date of such payment, prepayment, conversion or continuation or failure to borrow, convert or continue to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, for the Loan which would have commenced on the date of such failure to borrow, convert or continue) over (ii) the amount of interest (as estimated by such Bank) that would be realized by such Bank in reemploying the funds so paid, prepaid, converted or continued or not borrowed, converted or continued for such period or Interest Period, as the case may be.  A certificate of each member of the Bank Group setting forth any amount or amounts which such Person is entitled to receive pursuant to this Section 2.12 shall be delivered to the Borrower (with a copy to the Agent) and shall be conclusive, if made in good faith, absent manifest error.  The Borrower shall pay to the Agent for the account of each such Person the amount shown as due on any certificate within 30 days after its receipt of the same.  Notwithstanding the foregoing, in no event shall any Bank be permitted to receive any compensation hereunder constituting interest in excess of the Highest Lawful Rate.  Without prejudice to the survival of any other obligations of the Borrower hereunder, the obligations of the Borrower under this Section 2.12 shall survive the termination of this Agreement and/or the payment or assignment of any of the Notes.

Section 2.13    Change of Law.

(a)    If at any time any Bank determines in good faith (which determination shall be conclusive) that any change after the Effective Date in any applicable law, rule or regulation or in the interpretation, application or administration thereof makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for such Bank or its foreign branch or branches to fund or maintain any Eurodollar Loan (any of the foregoing determinations being a “Eurodollar Event”), then, such Bank, at its option, may:  (i) declare that Eurodollar Rate Loans will no longer be made or maintained by such Bank, whereupon the right of the Borrower to select Eurodollar Loans for any Borrowing shall be suspended until such Bank shall notify the Agent that the circumstances causing such Eurodollar Event no longer exist; (ii) with respect to any Eurodollar Loans of such Bank then outstanding, require that all such Eurodollar Loans be converted to ABR Loans, in which event all such Eurodollar Loans shall automatically be converted into ABR Loans on the effective date of notice of such Eurodollar Event and all payments or prepayments of principal that would have otherwise been applied to repay such converted Eurodollar Loans shall instead be applied to repay the ABR Loans resulting from such conversion; and/or (iii) with respect to any Eurodollar Loans requested of such Bank but not yet made as or converted into such, require that such Eurodollar Loans be made as or converted into, as applicable, ABR Loans.

(b)    Upon the occurrence of any Eurodollar Event, and at any time thereafter so long as such Eurodollar Event shall continue, such Bank may exercise its aforesaid option by giving written notice thereof to the Agent and the Borrower, such notice to be effective upon receipt thereof by the Borrower.  Any conversion of any Eurodollar Loan which is required under this Section 2.13 shall be made, together with accrued and unpaid interest and all other amounts payable to such Bank under this Agreement with respect to such converted Loan (including, without limitation, amounts payable pursuant to Section 2.12 hereof), on the date stated in the notice to the Borrower referred to above.

Section 2.14    Increased Costs.

(a)    If, due to either (i) the introduction of or any change after the Effective Date in or in the interpretation of any law or regulation or (ii) the compliance with any guideline issued or request made after the Effective Date by any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost (other than an increase in cost attributable to taxes for which the Borrower would not be required to gross-up pursuant to Section 2.11(a)) to any Bank of agreeing to make or making, funding or maintaining Eurodollar Loans, then the Borrower shall from time to time, subject to the provisions of Section 9.13, pay to the Agent for the account of such Bank additional amounts sufficient to compensate such Bank for such increased cost upon demand by such Bank.

(b)    If any Bank shall have determined in good faith that any law, rule, regulation or guideline adopted pursuant to or arising out of the July 1988 report of the Basel Committee on Banking Regulations and Supervisory Practices entitled “International Convergence of Capital Measurement and Capital Standards” and becoming applicable to such Bank after the Effective Date, or that the adoption after the Effective Date of any applicable law, rule, regulation or guideline, including any reports or guidelines from the Basel Committee on Banking Regulations and Supervisory Practices, regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration thereof by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or compliance by such Bank (or any lending office of such Bank) with any request or directive regarding capital adequacy (whether or not having the force of law) issued after the Effective Date by any such Governmental Authority or comparable agency, affects or would affect the amount of capital required or expected to be maintained by such Bank or any corporation controlling such Bank and that the amount of such capital is increased by or based upon the existence of such Bank’s Commitment hereunder and other commitments of this type, then the Borrower shall from time to time, subject to the provisions of Section 9.13, pay to such Bank upon demand additional amounts sufficient to compensate such Bank or such corporation in light of such circumstances, to the extent that such Bank reasonably determines such increase in capital to be allocable to the existence of such Bank’s Commitment hereunder and similar amounts are being charged generally to other borrowers with similar commitments from such Bank.

(c)    Each Bank will notify the Borrower of any event occurring after the date of this Agreement which will entitle such Bank to compensation pursuant to this Section 2.14 as promptly as practicable after such Bank obtains knowledge of the occurrence of such event.  In no event will the Borrower be obligated to compensate any Bank pursuant to this Section 2.14 for any amounts described in paragraphs (a) or (b) above that accrued more than one hundred eighty (180) days prior to the date the notice described in the preceding sentence is given by the party requesting such compensation, but the foregoing shall in no way limit the right of such Bank to request compensation for amounts accrued during such one hundred eighty (180) day period or any future period.  A certificate of such Bank setting forth in reasonable detail (i) such amount or amounts as shall be necessary to compensate such Bank (or participating banks or other entities pursuant to Section 9.02) as specified above and (ii) the calculation of such amount or amounts shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay to such Bank the amount shown as due on any such certificate within thirty (30) days after its receipt of the same.  The failure of any Bank to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of the right of such Bank or any other Bank, to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital.  The protection of this Section 2.14 shall be available to the Banks regardless of any possible contention of invalidity or inapplicability of law, regulation or condition which shall have been imposed.

Section 2.15    Mitigation Obligations; Substitution of Banks.

(a)    If any Bank requests compensation pursuant to Section 2.14, or declares a Eurodollar Event pursuant to Section 2.13, or the Borrower is required to deduct United States withholding taxes pursuant to Section 2.11(f) from amounts payable to any Bank under the Loan Documents, then such Bank shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or Section 2.11(f), as the case may be, or eliminate the existence of a Eurodollar Event under Section 2.13 in the future and (ii) would not subject such Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Bank.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Bank in connection with any such designation or assignment.

(b)    If any Bank requests compensation pursuant to Section 2.14, or declares a Eurodollar Event pursuant to Section 2.13, or the Borrower is required to deduct United States withholding taxes pursuant to Section 2.11(f) from amounts payable to any Bank under the Loan Documents, or if any Bank becomes a Defaulting Bank (any such request, declaration, withholding or event is herein called a “Substitution Event” and any such Bank is herein called an “Affected Bank”), the Borrower may give notice to such Affected Bank (with a copy to the Agent) that it wishes to seek one or more Eligible Assignees (which may be one or more of the other Banks) to assume the Commitment of such Affected Bank and to purchase the Loans of such Affected Bank and the other interests of such Affected Bank in the Loan Documents (collectively, the “Affected Interests”).  Each Affected Bank agrees to sell all of its Affected Interests pursuant to Section 9.02 to any such Eligible Assignee for an amount equal to the sum of the outstanding unpaid principal of and accrued interest on the Loans of such Affected Bank and all commitment fees and other fees (other than fees payable to such Affected Bank pursuant to Section 2.12 which shall be paid by the Borrower) and amounts due such Affected Bank under the Loan Documents, calculated, in each case, to the date such Affected Interests are purchased, whereupon such Affected Bank shall have no further Commitment or other obligation to the Borrower under the Loan Documents.  Notwithstanding the foregoing, the Borrower may not replace any Affected Bank if (a) the Bank or Banks involved in such Substitution Event have aggregate Commitment Percentages in excess of thirty-five percent (35%), except in the event such Bank is or such Banks are Defaulting Banks, or (b) the Borrower does not seek to replace each Bank involved in such Substitution Event.  A Bank shall not be required to sell its Affected Interests pursuant to this paragraph if, prior thereto, as a result of a waiver by such Bank or otherwise, the circumstances entitling the Borrower to require such sale cease to apply.

Section 2.16    Letters of Credit.

(a)    Subject to the terms and conditions of this Agreement, and on the condition that aggregate Letter of Credit Liabilities shall never exceed $25,000,000, Borrower shall have the right to, in addition to the Loans provided for in Section 2.01 hereof, utilize the Commitments from time to time during the term hereof by obtaining the issuance of letters of credit for the account of Borrower if Borrower shall so request in a form and with such accompanying documentation as the Issuer may reasonably require not less than five (5) Business Days prior to the proposed date of issuance (such letters of credit, as any of them may be amended, supplemented, extended or confirmed from time to time, being herein collectively called the “Letters of Credit”).  Upon the date of the issuance of a Letter of Credit, the Issuer shall be deemed, without further action by any party hereto, to have sold to each Bank, and each such Bank shall be deemed, without further action by any party hereto, to have purchased from the Issuer, a participation, to the extent of such Bank’s Commitment Percentage, in such Letter of Credit and the related Letter of Credit Liabilities, which participation shall terminate on the earlier of the expiration date of such Letter of Credit or the Termination Date.  In consideration and in furtherance of the foregoing, each Bank hereby absolutely and unconditionally agrees to pay to the Agent, for the account of the Issuer, such Bank’s Commitment Percentage of each payment in respect of drawings under Letters of Credit made by the Issuer and not reimbursed by the Borrower on the date due as provided in Section 2.16(d), or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Bank acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(b)    Borrower shall give Agent and the Issuer notice requesting each issuance of a Letter of Credit hereunder as provided in Section 2.16(a) hereof and shall furnish such additional information regarding such transaction as Agent and the Issuer may reasonably request.  Upon receipt of such notice, the Issuer shall promptly notify each Bank of the contents thereof and of such Bank’s Commitment Percentage of the amount of such proposed Letter of Credit.

(c)    No Letter of Credit may be issued if after giving effect thereto the sum of (A) the aggregate outstanding principal amount of Loans plus (B) the aggregate Letter of Credit Liabilities with respect to Letters of Credit would exceed the Total Commitment.  On each day during the period commencing with the issuance of any Letter of Credit and until such Letter of Credit shall have expired or been terminated, the Commitment of each Bank shall be deemed to be utilized for all purposes hereof in an amount equal to such Bank’s Commitment Percentage of the amount then available for drawings under such Letter of Credit (or any unreimbursed drawings under such Letter of Credit).

(d)    Borrower shall be irrevocably and unconditionally obligated forthwith to reimburse Issuer (x) not later than 5:00 p.m. (Houston time), on the date on which Issuer notifies Borrower of the date and amount of any payment by Issuer of any drawing under a Letter of Credit if such notice is received by the Borrower prior to 11:00 a.m. (Houston time) or (y) if such notice has not been received by the Borrower prior to such time on such date, not later than 5:00 p.m. (Houston time) on the Business Day immediately following the date that the Borrower receives such notice, for the amount paid by Issuer upon such drawing, without presentment, demand, protest or other formalities of any kind, all of which are hereby waived.  Such reimbursement may, subject to satisfaction of the conditions in Sections 3.01 and 3.02 hereof and to the limitations of the Total Commitment (after adjustment in the same to reflect the elimination of the corresponding Letter of Credit Liability), be financed with an ABR Loan or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing or Swingline Loan.  Issuer will pay to each Bank such Bank’s Commitment Percentage of all amounts received from Borrower for application in payment, in whole or in part, in respect of any Letter of Credit, but only to the extent such Bank has made payment to Issuer in respect of such Letter of Credit pursuant to clause (iii) above.

(e)    If the Borrower fails to make any payment when required pursuant to paragraph (d) above, the Issuer shall promptly notify Borrower and each Bank as to the amount to be paid as a result of such demand and the payment date therefor.  If at any time prior to the earlier of the expiration date of a Letter of Credit or the Termination Date, Issuer shall have made a payment to a beneficiary of a Letter of Credit in respect of a drawing under such Letter of Credit, each Bank will pay to Issuer promptly upon demand by Issuer at any time during the period commencing after such payment until reimbursement thereof in full by Borrower, an amount equal to such Bank’s Commitment Percentage of such payment, together with interest on such amount for each day from the date of demand for such payment (or, if such demand is made after 11:00 a.m. (Houston time) on such date, from the next succeeding Business Day) to the date of payment by such Bank of such amount at a rate of interest per annum equal to the greater of the  Federal Funds Effective Rate for such period on a rate determined by the Agent in accordance with industry rules in interbank compensation.  Any payment made by a Bank pursuant to this paragraph (e) to reimburse the Issuer for any such payment (other than the funding of ABR Loans or a Swingline Loan as contemplated in paragraph (d) above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such payment.

(f)    Borrower will pay to Agent for the account of each Bank a letter of credit fee with respect to each Letter of Credit equal to the Applicable Margin for Eurodollar Loans per annum, multiplied by the face amount of each Letter of Credit (and computed on the basis of the actual number of days elapsed in a year composed of 360 days), in each case for the period from and including the date of issuance of such Letter of Credit to and including the date of expiration or termination thereof, such fee to be due and payable quarterly in arrears based on the date of the issuance thereof.  Agent will pay to each Bank, promptly after receiving any payment in respect of letter of credit fees referred to in this paragraph (f), an amount equal to the product of such Bank’s Commitment Percentage times the amount of such fees.  In addition to and cumulative of the above described fees, Borrower shall pay to Issuer, quarterly in arrears and upon termination of the Commitments, based on the date of the issuance of the applicable Letter of Credit, a fee in an amount equal to 0.125% per annum of the face amount of the applicable Letter of Credit (and computed on the basis of the actual number of days elapsed in a year composed of 360 days) and shall pay reasonable and customary fees imposed and expenses incurred by Issuer in connection with the issuance, administration, amendment, payment and negotiation of said Letter of Credit (such fees and expense reimbursements to be retained by Issuer for its own account).

(g)    The issuance by Issuer of each Letter of Credit shall, in addition to the conditions precedent set forth in Article III hereof, be subject to the conditions precedent (A) that such Letter of Credit shall be in such form and contain such terms as shall be reasonably satisfactory to Issuer and Agent, and (B) that Borrower shall have executed and delivered such applications and other instruments and agreements relating to such Letter of Credit as Issuer and Agent shall have reasonably requested and which are not inconsistent with the terms of this Agreement.  In the event of a conflict between the terms of this Agreement and the terms of any application, the terms of this Agreement shall control.

(h)    Issuer will send to each Bank, immediately upon issuance of any Letter of Credit a true and correct copy of such Letter of Credit.

(i)    Any Letter of Credit issued under this Agreement shall provide for an expiry date which is not later than the earlier of five (5) days prior to the Termination Date or twelve (12) months from the issuance date, provided, Borrower may request, and Issuer agrees to issue, Letters of Credit with expiry dates beyond five (5) days prior to the Termination Date if at the time of issuance thereof Borrower pledges to the Agent cash collateral, and such cash collateral shall be in an amount and on such terms and conditions as Agent and Issuer may request.  Each Letter of Credit which is self-extending beyond its stated expiration date must be cancelable upon no more than thirty (30) days’ written notice given by the Issuer to the beneficiary of such Letter of Credit.

(j)    The issuance of a Letter of Credit shall constitute the making of a Loan except as otherwise expressly set forth herein, and each Letter of Credit and all related applications and other documents executed or delivered in connection with any Letter of Credit shall be considered Loan Documents.

(k)    The Borrower’s obligation to reimburse payments as provided in paragraph (d) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuer under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  Neither the Agent, the Banks nor the Issuer, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuer; provided that the foregoing shall not be construed to excuse the Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of negligence or willful misconduct on the part of the Issuer (as finally determined by a court of competent jurisdiction), the Issuer shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(l)    The Issuer shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuer shall promptly notify the Agent and the Borrower by telephone (confirmed electronically or by telecopy) of such demand for payment and whether the Issuer has made or will make a payment thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuer and the Banks with respect to any such payment.

(m)    If the Issuer shall make any payment, then, unless the Borrower shall reimburse such payment in full on the date such payment is made, the unpaid amount thereof shall bear interest, for each day from and including the date such a payment is made to but excluding the date that the Borrower reimburses such a payment, at the rate per annum then applicable to ABR Loans; provided that, if the Borrower fails to reimburse such payment when due pursuant to paragraph (d) of this Section, then Section 2.07(a)(iv) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the Issuer, except that interest accrued on and after the date of payment by any Bank pursuant to paragraph (e) of this Section to reimburse the Issuer shall be for the account of such Bank to the extent of such payment.

(n)    The Issuer may be replaced at any time by written agreement among the Borrower, the Agent, the replaced Issuer and the successor Issuer.  The Agent shall notify the Banks of any such replacement of the Issuer.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuer pursuant to paragraph (f) of this section.  From and after the effective date of any such replacement, (i) the successor Issuer shall have all the rights and obligations of the Issuer under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuer” shall be deemed to refer to such successor or to any previous Issuer, or to such successor and all previous Issuers, as the context shall require.  After the replacement of an Issuer hereunder, the replaced Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(o)    If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Agent or the Majority Banks demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Agent, in the name of the Agent and for the benefit of the Banks, an amount in cash equal to the Letter of Credit Liabilities as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (j) or (k) of Section 7.01.  Such deposit shall be held by the Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement.  The Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Agent and at the Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Agent to reimburse the Issuer for payments for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the Letter of Credit Liabilities at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Banks with Letter of Credit Liabilities representing greater than 25% of the total Letter of Credit Liabilities), be applied to satisfy other obligations of the Borrower to the Banks under this Agreement.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(p)    The Existing Letters of Credit shall be Letters of Credit for all purposes hereunder.

Section 2.17    Increase of Commitments.

(a)    If no Default, Event of Default or Material Adverse Effect shall have occurred and be continuing, the Borrower may at any time and from time to time request an increase of the aggregate Commitments by notice to the Agent in writing, in the amount of such proposed increase request, substantially in the form of Exhibit 2.17(a) (such notice, a “Commitment Increase Notice”); provided, however, that (i) each such increase shall be at least $5,000,000, (ii) the cumulative increase in Commitments pursuant to this Section 2.17 shall not exceed $75,000,000 without the approval of the Majority Banks, (iii) the Commitment of any Bank may not be increased without such Bank’s consent, and (iv) the aggregate amount of the Banks’ Commitments shall not exceed $325,000,000 without the approval of the Majority Banks.  Any such Commitment Increase Notice must offer each Bank the opportunity to subscribe for its pro rata share of the increased Commitment.  If any portion of the increased Commitment is not subscribed for by such Banks, the Borrower may, in its sole discretion, but with the consent of the Agent as to any Person that is not at such time a Bank (which consent shall not be unreasonably withheld or delayed), offer to any existing Bank or to one or more additional banks or financial institutions the opportunity to participate in all or a portion of such unsubscribed portion of the increased Commitments pursuant to paragraph (b) or (c) below, as applicable.

(b)    Any additional bank or financial institution that the Borrower selects to offer participation in the increased Commitment shall become a party to this Agreement by executing and delivering to the Agent an agreement, substantially in the form of Exhibit 2.17(b) (a “New Bank Agreement”) setting forth its Commitment, whereupon such bank or financial institution (a “New Bank”) shall become a Bank for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement, and the signature pages hereof shall be deemed to be amended to add the name of such New Bank and the definition of Commitment in Annex A hereof shall be deemed amended to increase the aggregate Commitments of the Banks by the Commitment of such New Bank, provided that the Commitment of any New Bank shall be an amount not less than $5,000,000.

(c)    Any Bank that accepts an offer to it by the Borrower to increase its Commitment pursuant to this Section 2.17 shall, in each case, execute a Commitment Increase Agreement with the Borrower and the Agent, whereupon such Bank shall be bound by and entitled to the benefits of this Agreement with respect to the full amount of its Commitment as so increased, and the definition of Commitment in Annex A hereof shall be deemed to be amended to reflect such increase.

(d)    The effectiveness of any New Bank Agreement or Commitment Increase Agreement shall be contingent upon receipt by the Agent of such corporate resolutions of the Borrower and legal opinions of counsel to the Borrower as the Agent shall reasonably request with respect thereto, in each case in form and substance reasonably satisfactory to the Agent.

(e)    If any bank or financial institution becomes a New Bank pursuant to Section 2.17(b) or any Bank’s Commitment is increased pursuant to Section 2.17(c), additional Loans made on or after the effectiveness thereof (the “Re-Allocation Date”) shall be made pro rata based on their respective Commitments in effect on or after such Re-Allocation Date (except to the extent that any such pro rata borrowings would result in any Bank making an aggregate principal amount of Loans in excess of its Commitment, in which case such excess amount will be allocated to, and made by, such New Bank and/or Banks with such increased Commitments to the extent of, and pro rata based on, their respective Commitments), and continuations of Eurodollar Loans outstanding on such Re-Allocation Date shall be effected by repayment of such Loans on the last day of the Interest Period applicable thereto and the making of new Loans of the same Type pro rata based on the respective Commitments in effect on and after such Re-Allocation Date.

(f)    If on any Re-Allocation Date there is an unpaid principal amount of Eurodollar Loans or ABR Loans, (i) any such ABR Loans shall be reallocated immediately among the Banks (including any New Banks and any Banks that have executed a Commitment Increase Agreement) so that all Borrowing and Loans that are outstanding are pro rated based on each Bank’s Commitment, after giving effect to the Re-Allocation Date, and (ii) any such Eurodollar Loans shall remain outstanding with the respective holders thereof until the expiration of their respective Interest Periods (unless the Borrower elects to prepay any thereof in accordance with the applicable provisions of this Agreement), and interest on and repayments of all Loans will be paid thereon to the respective Banks holding same pro rata based on the respective principal amounts thereof outstanding.

Section 2.18    Defaulting Banks.  Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Bank, then the following provisions shall apply for so long as such Bank is a Defaulting Bank:

(a)    fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Bank pursuant to Section 2.10(a);

(b)    the Commitment and Revolving Credit Exposure of such Defaulting Bank shall not be included in determining whether the Majority Banks or all of the Banks have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.01), except (i) such Defaulting Bank’s Commitment may not be increased or extended without its consent and (ii) the principal amount of, or interest or fees payable on, Loans or payments by the Issuer under a Letter of Credit may not be reduced or excused or the scheduled date of payment may not be postponed as to such Defaulting Bank without such Defaulting Bank’s consent;

(c)    if any Swingline Exposure or Letter of Credit Liabilities exist at the time such Bank becomes a Defaulting Bank then:

(i)    all or any part of the Swingline Exposure and Letter of Credit Liabilities of such Defaulting Bank shall be reallocated among the non-Defaulting Banks in accordance with their respective Commitment Percentages but only to the extent the sum of all non-Defaulting Banks’ Revolving Credit Exposures plus such Defaulting Bank’s Swingline Exposure and Letter of Credit Liabilities does not exceed the total of all non-Defaulting Banks’ Commitments;

(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within three (3) Business Days following notice by the Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize, for the benefit of the Issuer only, the Borrower’s obligations corresponding to such Defaulting Bank’s Letter of Credit Liabilities (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.16(o) for so long as such Letter of Credit Liabilities are outstanding and such Bank remains a Defaulting Bank;

(iii)    if the Borrower cash collateralizes any portion of such Defaulting Bank’s Letter of Credit Liabilities pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Bank pursuant to Section 2.16(f) (and no such fees shall accrue) with respect to such Defaulting Bank’s Letter of Credit Liabilities during the period such Defaulting Bank’s Letter of Credit Liabilities is cash collateralized;

(iv)    if the Letter of Credit Liabilities of the non-Defaulting Banks are reallocated pursuant to clause (i) above, then the fees payable to the Banks pursuant to Section 2.10(a) and Section 2.16(f) shall be adjusted in accordance with such non-Defaulting Banks’ Commitment Percentages; and

(v)    if all or any portion of such Defaulting Bank’s Letter of Credit Liabilities are neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuer or any other Bank hereunder, all letter of credit fees payable under Section 2.16(f) with respect to such Defaulting Bank’s Letter of Credit Liabilities shall be payable to the Issuer until and to the extent that such Letter of Credit Liabilities is reallocated and/or cash collateralized; and

(d)    so long as such Bank is a Defaulting Bank, the Swingline Bank shall not be required to fund any Swingline Loan and the Issuer shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Bank’s then outstanding Letter of Credit Liabilities will be 100% covered by the Commitments of the non-Defaulting Banks and/or cash collateral will be provided by the Borrower in accordance with Section 2.18(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Banks in a manner consistent with Section 2.18(c)(i) (and such Defaulting Bank shall not participate therein).

If (i) a Bankruptcy Event with respect to a Parent of any Bank shall occur following the Effective Date and for so long as such event shall continue or (ii) the Swingline Bank or the Issuer has a good faith belief that any Bank has defaulted in fulfilling its obligations under one or more other agreements in which such Bank commits to extend credit, the Swingline Bank shall not be required to fund any Swingline Loan and the Issuer shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Bank or the Issuer, as the case may be, shall have entered into arrangements with the Borrower or such Bank, satisfactory to the Swingline Bank or the Issuer, as the case may be, to defease any risk to it in respect of such Bank hereunder.

In the event that the Agent, the Borrower, the Swingline Bank and the Issuer each agrees that a Defaulting Bank has adequately remedied all matters that caused such Bank to be a Defaulting Bank (the date of agreement by all such Persons hereinafter called the “Remedy Date”), then the Swingline Exposure and Letter of Credit Liabilities of the Banks shall be readjusted to reflect the inclusion of such Bank’s Commitment and on the Remedy Date such Bank shall purchase at par such of the Loans of the other Banks (other than Swingline Loans) as the Agent shall determine may be necessary in order for such Bank to hold such Loans in accordance with its Commitment Percentage and such Bank shall no longer be a Defaulting Bank.

ARTICLE III.
CONDITIONS OF CREDIT

Section 3.01    Conditions Precedent to the Initial Borrowing.  The obligation of each Bank to make its initial Loan on the occasion of the initial Borrowing hereunder is subject to the conditions precedent that the Agent shall have received on or before the date of such initial Borrowing all of the following, each dated (unless otherwise indicated) the Effective Date, in form and substance reasonably satisfactory to the Bank Group and in such number of counterparts as may be reasonably requested by the Agent:

(a)    The following Loan Documents duly executed by the Persons indicated below:

(i)    this Agreement executed by the Borrower and each member of the Bank Group, and

(ii)    the Notes executed by the Borrower.

(b)    A certificate of a Responsible Officer and of the secretary or an assistant secretary of the Borrower certifying, inter alia, (i) true and correct copies of resolutions adopted by the Board of Directors of the Borrower (A) authorizing the execution, delivery and performance by the Borrower of the Loan Documents to which it is or will be a party and the Borrowings to be made hereunder and the consummation of the transactions contemplated thereby, (B) approving the forms of the Loan Documents to which it is a party and which will be delivered at or prior to the date of the initial Borrowing and (C) authorizing officers of the Borrower to execute and deliver the Loan Documents to which it is or will be a party and any related documents, (ii) true and correct copies of the articles of incorporation and bylaws (or other similar charter documents) of the Borrower and (iii) the incumbency and specimen signatures of the officers of the Borrower executing any documents on behalf of it.

(c)    A certificate of a Responsible Officer of the Borrower certifying as to the satisfaction of the conditions specified in this Article III.

(d)    The signed opinion of Fulbright & Jaworski L.L.P., special counsel to the Borrower, addressed to the Bank Group, in form and substance reasonably satisfactory to the Bank Group.

(e)    Certificates of appropriate public officials as to the existence and good standing of the Borrower in the States of Nevada and Texas.

(f)    The payment to the Bank Group of the fees due to them as of such date under the Loan Documents, the payment to the Agent of the fees due to it as of such date under the Fee Letter, and the payment of all reasonable legal fees and expenses of Andrews Kurth LLP, special counsel to the Agent, in connection with the preparation of this Agreement and the other Loan Documents and the closing of this transaction.

(g)    All governmental and third party approvals necessary or, in the discretion of the Agent, advisable in connection with the financing contemplated hereby and the continuing operations of the Borrower and its Subsidiaries shall have been obtained and be in full force and effect.

(h)    The Bank Group shall have received (i) audited consolidated financial statements of the Borrower for the two (2) most recent fiscal years ended prior to the Effective Date as to which such financial statements are available and (ii) unaudited interim consolidated financial statements of the Borrower for each fiscal quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available, which financial statements shall not be materially inconsistent with the financial statements or forecasts previously provided.

(i)    There shall have been no Material Adverse Effect in regard to the financial condition, business, affairs, operations or control of Borrower and no change or event shall have occurred which would impair the ability of Borrower to perform its obligations hereunder or under any of the Loan Documents to which it is a party or of Agent or any Bank to enforce the obligations hereunder since the date of its financial statements most recently delivered to Agent.

(j)    The Bank Group shall have received such documentation and certificates as Agent may reasonably request confirming no action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of this Agreement or the consummation of the transactions contemplated hereby or which could reasonably be expected to have a Material Adverse Effect on Borrower and its Subsidiaries taken as a whole, or in Agent’s judgment, would make it inadvisable to consummate the transactions contemplated by this Agreement or any of the other Loan Documents.

(k)    A certificate of a Responsible Officer of Borrower certifying that Borrower and its Subsidiaries are in compliance with all existing Debt obligations.

(l)    Such other documents, certificates and opinions as the Agent may reasonably request relating to this Agreement and the other Loan Documents.

Section 3.02    Conditions Precedent to All Borrowings.  The obligation of each Bank to make any Loan shall be subject to the further conditions precedent that on the Borrowing Date of such Loan the following statements shall be true, and the Borrower, by virtue of its delivery of a Borrowing Request shall be deemed to have certified to the Bank Group as of such Borrowing Date that (a) the representations and warranties contained in Article IV are true and correct on and as of such Borrowing Date, both before and after giving effect to such Loan, and as though made on and as of such Borrowing Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case the same shall be required to have been true and correct as of such earlier date, and (b) no Default has occurred and is continuing, or would result from such Loan.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES

In order to induce the Bank Group to enter into this Agreement, the Borrower hereby represents and warrants to the Bank Group as follows:

Section 4.01    Corporate Existence; Etc.  Each of the Borrower and each of its Material Subsidiaries is an organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and is duly qualified or licensed to transact business as a foreign organization and is in good standing under the laws of each jurisdiction in which the conduct of its operations or the ownership or leasing of its properties requires such qualification or licensing, except where the failure to be so qualified or licensed will not have a Material Adverse Effect on either the Borrower individually or the Borrower and its Subsidiaries taken as a whole.  Schedule 4.01 sets forth a complete list (including the Borrower’s percentage equity interest therein) as of the Effective Date of (a) all Consolidated Subsidiaries (Part A), and (b) all Excluded Affiliates (Part B).

Section 4.02    Corporate Authority; Binding Obligations.  Each of the Borrower and each of its Material Subsidiaries has all requisite power and authority, corporate or otherwise, to conduct its business and own, operate and encumber its property.  Each of the Borrower and each of its Subsidiaries has all requisite power and authority, corporate or otherwise, to execute, deliver and perform all of its obligations under the Loan Documents executed by, or to be executed by, such Person.  The execution, delivery and performance of each of the Loan Documents to which the Borrower or any of its Subsidiaries is a party and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary corporate and shareholder (or equivalent) action.  Each of the Loan Documents to which the Borrower or any of its Subsidiaries is a party has been duly executed and delivered by such Person, is in full force and effect and constitutes the legal, valid and binding obligation of such Person, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights generally and general principles of equity.

Section 4.03    No Conflict.  The execution, delivery and performance by the Borrower or any of its Subsidiaries of each Loan Document to which such Person is a party and the consummation of each of the transactions contemplated thereby do not and shall not, by the lapse of time, the giving of notice or otherwise: (a) constitute a violation of any Requirement of Law or a breach of any provision contained in the articles or certificate of incorporation or bylaws of such Person, or any shareholder agreement pertaining to such Person, or contained in any material agreement, instrument or document to which it is now a party or by which it or its properties is bound, except for such violations or breaches that will not have a Material Adverse Effect on either the Borrower individually or the Borrower and its Subsidiaries taken as a whole; or (b) result in or require the creation or imposition of any Lien whatsoever upon any of the properties or assets of the Borrower or any of its Subsidiaries.

Section 4.04    No Consent.  No authorization, consent, approval, license, or exemption of, or filing or registration with, any Governmental Authority or any other Person, was, is or will be necessary for the valid execution, delivery or performance by the Borrower or any of its Subsidiaries of any of the Loan Documents to which it is a party and the consummation of each of the transactions contemplated thereby other than those that the failure to obtain, file or make will not have a Material Adverse Effect on either the Borrower individually or the Borrower and its Subsidiaries taken as a whole.

Section 4.05    No Defaults or Violations of Law.  No Default has occurred and is continuing.  No default (or event or circumstance occurred which, but for the passage of time or the giving of notice, or both, would constitute a default) has occurred and is continuing with respect to any note, indenture, loan agreement, mortgage, lease, deed or other agreement to which the Borrower or any of its Subsidiaries is a party or by which any of them or their properties is bound, except for such defaults that will not have a Material Adverse Effect on either the Borrower individually or the Borrower and its Subsidiaries taken as a whole.  Neither the Borrower nor any of its Subsidiaries is in violation of any applicable Requirement of Law except for such violations that will not have a Material Adverse Effect on either the Borrower individually or the Borrower and its Subsidiaries taken as a whole.

Section 4.06    Financial Position.

(a)    The consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2009, and the related consolidated statements of income, retained earnings and cash flows for the fiscal year then ended, audited by KPMG LLP, independent public accountants, copies of which have been furnished to the Bank Group, fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries at such date and the consolidated results of their operations and the consolidated cash flows of the Borrower and its Subsidiaries for the fiscal period ended on such date, all in accordance with GAAP.

(b)    The unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at June 30, 2010, and the related unaudited consolidated statements of income, retained earnings and cash flows for the three month period then ended, copies of which have been furnished to the Bank Group, fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries at such date and the consolidated results of their operations and the consolidated cash flows of the Borrower and its Subsidiaries for the three month period ended on such date, all in accordance with GAAP, subject to normal year-end adjustments.

(c)    Since December 31, 2009, there has been no Material Adverse Effect in regard to the consolidated financial condition or operations of the Borrower and its Material Subsidiaries, taken as a whole.

Section 4.07    Litigation.  There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries, or the properties of any such Person, before or by any Governmental Authority or other Person, which could reasonably be expected to have a Material Adverse Effect on either the Borrower individually or the Borrower and its Subsidiaries taken as a whole.

Section 4.08    Use of Proceeds.

(a)    The Borrower’s uses of the proceeds of the Loans are, and will continue to be, legal and proper corporate uses (duly authorized by the Borrower’s board of directors), and such uses are permitted by the terms of the Loan Documents, including, without limitation, Section 5.09, and all Requirements of Law.

(b)    Neither the Borrower nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U).  No part of the proceeds of any Loan will be used, directly or indirectly, (i) to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or (ii) for the purpose of purchasing, carrying or trading in any securities, in either case under such circumstances as to involve any member of the Bank Group in a violation of Regulation U or the Borrower or any of its Subsidiaries in a violation of Regulation X.  Following the application of the proceeds of each Loan, not more than 25% of the value of the assets of the Borrower, or of the Borrower and its Subsidiaries, which are subject to any arrangement with any member of the Bank Group (herein or otherwise) whereby the right or ability of the Borrower or its Subsidiaries to sell, pledge or otherwise dispose of such assets is in any way restricted, will be such margin stock.

Section 4.09    Governmental Regulation.  Neither the Borrower nor any of its Subsidiaries is subject to regulation under the Interstate Commerce Act, as amended, the Investment Company Act of 1940, as amended, or any other Requirement of Law such that the ability of any such Person to incur indebtedness is limited or its ability to consummate the transactions contemplated by this Agreement, the other Loan Documents or any document executed in connection therewith is impaired.

Section 4.10    Disclosure.  The schedules, documents, exhibits, reports, certificates and other written statements and information furnished to the Bank Group by or on behalf of the Borrower or any of its Subsidiaries, when taken as a whole, do not contain any material misstatement of fact, or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.  Neither the Borrower nor any of its Subsidiaries has intentionally withheld any fact known to it which has or is reasonably likely to have a Material Adverse Effect on either the Borrower individually or the Borrower and its Subsidiaries taken as a whole.

Section 4.11    ERISA.  The Borrower and its ERISA Affiliates are in compliance in all material respects with ERISA and all Requirements of Law related thereto.  No Reportable Event has occurred and is continuing with respect to any Plan.  There has not been any failure to meet the minimum funding standards under Section 412 or 430 of the Internal Revenue Code or Section 303 of ERISA, whether or not waived with respect to any Plan.

Section 4.12    Payment of Taxes.  The Borrower has filed, and has caused each of its Material Subsidiaries to file, all federal and applicable material state and local tax returns and other reports that the Borrower and each such Material Subsidiary are required by law to file and have paid all material taxes and other similar charges that are due and payable pursuant to such returns and reports, except to the extent any of the same may be contested in good faith by appropriate proceedings promptly initiated and diligently conducted, and with respect to which adequate reserves have been set aside on the books of such Person in accordance with GAAP.

Section 4.13    Properties; Title and Liens.

(a)    Each of the Borrower and its Material Subsidiaries has good and marketable title to each of the material properties and assets of such Person.  All properties of the Borrower and its Material Subsidiaries and such Person’s use thereof comply with applicable zoning and use restrictions, except where the failure to so comply will not have a Material Adverse Effect upon any such Person.

(b)    Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringement that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.14    Pari Passu Ranking.  The obligations of the Borrower to pay the principal of and interest on the Loans and all other amounts payable under the Loan Documents will rank at least pari passu as to payment with all other Debt of the Borrower now existing or hereafter incurred.

Section 4.15    Environmental Matters.  The Borrower and each of its Subsidiaries possess all environmental, health and safety licenses, permits, authorizations, registrations, approvals and similar rights necessary under law or otherwise for such Person to conduct its operations as now being conducted, each of such licenses, permits, authorizations, registrations, approvals and similar rights is valid and subsisting, in full force and effect and enforceable by such Person, and such Person is in compliance with all terms, conditions or other provisions of such permits, authorizations, registrations, approvals and similar rights except for such noncompliance that will not have a Material Adverse Effect on either the Borrower individually or the Borrower and its Subsidiaries taken as a whole.  Neither the Borrower nor any of its Subsidiaries has received any notices of any violation of, noncompliance with, or remedial obligation under, Requirements of Environmental Laws, and there are no writs, injunctions, decrees, orders or judgments outstanding, or lawsuits, claims, proceedings, investigations or inquiries pending or, to the knowledge of the Borrower, threatened, relating to the ownership, use, condition, maintenance, or operation of, or conduct of business related to, any property owned, leased or operated by the Borrower or any of its Subsidiaries, or other assets of the Borrower or any of its Subsidiaries, other than those violations, instances of noncompliance, obligations, writs, injunctions, decrees, orders, judgments, lawsuits, claims, proceedings, investigations or inquiries that will not have a Material Adverse Effect on either the Borrower individually or the Borrower and its Subsidiaries taken as a whole.  There are no material obligations, undertakings or liabilities arising out of or relating to Environmental Laws to which the Borrower or any of its Material Subsidiaries has agreed to, assumed or retained, or by which the Borrower or any of its Material Subsidiaries is adversely affected, by contract or otherwise.  Neither the Borrower nor any of its Material Subsidiaries has received a written notice or claim to the effect that such Person is or may be liable to any Person as the result of a Release or threatened Release of a Hazardous Material.

Section 4.16    No Undisclosed Liabilities.  Except as set forth in Schedule 4.16, the Borrower and its Subsidiaries have no material liabilities or obligations of any nature (whether known or unknown, and whether absolute, accrued, contingent or otherwise) except for (i) liabilities or obligations reflected or reserved against in the financial statements most recently delivered by the Borrower pursuant to Section 5.01, (ii) current liabilities incurred in the ordinary course of business since the date of such financial statements, (iii) liabilities or obligations that are not required to be included in financial statements prepared in accordance with GAAP, and (iv) liabilities or obligations arising under governmental approvals or contracts to which the Borrower or its Subsidiaries is a party or otherwise subject.

Section 4.17    Labor Matters.  As of the Effective Date, there are no strikes, lockouts or slowdowns against the Borrower or its Subsidiaries pending or, to the knowledge of the Borrower, threatened.  The hours worked by and payments made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other Requirement of Law dealing with such matters in any manner that could reasonably be expected to have a Material Adverse Effect.  All payments due from the Borrower or any Subsidiary, or for which any claim may be made against any of them, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower and its Subsidiaries.  The consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any of its Subsidiaries is bound.

ARTICLE V.
AFFIRMATIVE COVENANTS

So long as any principal amount of any Loan, any amount of interest accrued under any Loan Document, or any commitment, facility or other fee, expense, compensation or  any other amount payable to any member of the Bank Group under the Loan Documents shall remain unpaid or outstanding or any Bank shall have any Commitment hereunder:

Section 5.01    Reporting Requirements.  The Borrower shall deliver or cause to be delivered to the Agent (with sufficient copies for the Agent to distribute the same to the other members of the Bank Group):

(a)    As soon as available and in any event within forty five (45) days after the end of each fiscal quarter (other than the fourth quarter):

(i)    copies of the consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such period, and consolidated and consolidating statements of income and retained earnings and a statement of cash flows of the Borrower and its Subsidiaries for that fiscal period and for the portion of the fiscal year ending with such period, in each case setting forth in comparative form (on a consolidated, but not a consolidating basis) the figures for the corresponding period of the preceding fiscal year, all in reasonable detail; and

(ii)    a certificate of a Responsible Officer of the Borrower (A) stating that such financial statements fairly present in all material respects the consolidated financial position and results of operations of the Borrower and its Subsidiaries in accordance with GAAP, subject to normal year-end adjustments, (B) stating that no Default has occurred and is continuing or, if any Default has occurred and is continuing, the action the Borrower is taking or proposes to take with respect thereto, (C) setting forth calculations demonstrating compliance by the Borrower with Section 6.01 and Section 6.07, accompanied by a summary (on an entity-by-entity basis) of Investments in Excluded Affiliates and Funded Debt of the Borrower and its Consolidated Subsidiaries, as well as any Funded Debt resulting from a Guaranty of Debt of an Excluded Affiliate, and (D) identifying any changes in the Consolidated Subsidiaries and Excluded Affiliates since the date of the most recent certificate delivered pursuant to this Section 5.01(a)(ii) or Section 5.01(b)(ii) (or in the case of the initial certificate, any changes from those specified in Schedule 4.01).

(b)    As soon as available and in any event within ninety (90) days after the end of each fiscal year:

(i)    copies of the consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal year and consolidated and consolidating statements of income and retained earnings and a statement of cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case setting forth in comparative form (on a consolidated basis) the figures for the preceding fiscal year, all in reasonable detail and accompanied by an opinion thereon (which shall not be qualified by reason of any limitation imposed by the Borrower) of independent accountants of recognized national standing selected by the Borrower or otherwise reasonably satisfactory to the Majority Banks, to the effect that such consolidated financial statements have been prepared in accordance with GAAP (except for changes in which such accountants concur) and that the examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards; and

(ii)    a certificate of a Responsible Officer of the Borrower (A) stating that no Default has occurred and is continuing or, if any Default has occurred and is continuing, the action the Borrower is taking or proposes to take with respect thereto, (B) setting forth calculations demonstrating compliance by the Borrower with Section 6.01 and Section 6.07, accompanied by a summary (on an entity-by-entity basis) of Investments in Excluded Affiliates and Funded Debt of the Borrower and its Consolidated Subsidiaries, as well as any Funded Debt resulting from a Guaranty of Debt of an Excluded Affiliate, and (C) identifying any changes in the Consolidated Subsidiaries and Excluded Affiliates since the date of the most recent certificate delivered pursuant to Section 5.01(a)(ii) or this Section 5.01(b)(ii).

(c)    Promptly after the sending or filing thereof, copies of all proxy statements and reports which the Borrower or any of its Subsidiaries sends to any holders of its respective securities, and copies of all regular, periodic and special reports and all registration statements which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission or any national securities exchange.

(d)    Promptly after the receipt thereof, copies of any reports or notices that the Borrower may receive from the PBGC or the U.S. Department of Labor indicating that a Reportable Event has occurred or the minimum funding standards under Section 412 or 430 of the Internal Revenue Code or Section 303 of ERISA have not been met or that any such Person or its ERISA Affiliates has failed to comply in all material respects with ERISA and all Requirements of Law related thereto.

(e)    As soon as possible and in any event within ten (10) days after a Responsible Officer of the Borrower becomes aware of the occurrence of a Default, a certificate of a Responsible Officer of the Borrower setting forth details of such Default and the action which has been taken or is to be taken with respect thereto.

(f)    As soon as possible and in any event within ten (10) days after a Responsible Officer of the Borrower becomes aware thereof, written notice from a Responsible Officer of the Borrower of (i) the institution of or threat of, any action, suit, proceeding, governmental investigation or arbitration by any Governmental Authority or other Person against or affecting the Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect on the Borrower or any of its Material Subsidiaries and that has not previously disclosed in writing to the Bank Group pursuant to this Section 5.01(f) or (ii) any material development in any action, suit, proceeding, governmental investigation or arbitration already disclosed to the Bank Group pursuant to this Section 5.01(f).

(g)    Promptly upon a Responsible Officer of the Borrower obtaining knowledge thereof, notice of (i) any violation of, noncompliance with, or remedial obligations under, Requirements of Environmental Laws that could reasonably be expected to have a Material Adverse Effect on the Borrower or any of its Material Subsidiaries, (ii) any Release or threatened Release affecting any property owned, leased or operated by the Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect on the Borrower or any of its Material Subsidiaries, (iii) the amendment or revocation of any permit, authorization, registration, approval or similar right that could reasonably be expected to have a Material Adverse Effect on the Borrower or any of its Material Subsidiaries or (iv) new or proposed changes to Requirements of Environmental Laws that could reasonably be expected to have a Material Adverse Effect on the Borrower or any of its Material Subsidiaries.

(h)    Such other information as any member of the Bank Group may from time to time reasonably request respecting the business, properties, operations or condition, financial or otherwise, of the Borrower or any of its Subsidiaries.

Section 5.02    Taxes; Claims.  The Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon such Person or upon its income or profits, or upon any properties belonging to such Person, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien upon any properties of the Borrower or any of its Material Subsidiaries, other than any such tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted, and with respect to which adequate reserves are set aside on the books of such Person in accordance with GAAP.

Section 5.03    Compliance with Laws and Agreements.  The Borrower will comply, and will cause each of its Subsidiaries to comply, with all applicable Requirements of Law imposed by any Governmental Authority and all indentures, notes, loan agreements, mortgages, leases, material agreements and other material instruments binding upon it or its property, noncompliance with which could reasonably be expected to have a Material Adverse Effect on the Borrower or any of its Material Subsidiaries.  Without limitation of the foregoing, the Borrower shall, and shall cause each of its Subsidiaries to, comply with all Requirements of Environmental Laws, operate its properties and conduct its business in accordance with good environmental practices, and handle, treat, store and dispose of Hazardous Materials in accordance with such practices, except where the failure to do so will not have a Material Adverse Effect on the Borrower or any of its Material Subsidiaries.

Section 5.04    Insurance.  The Borrower will maintain, and will cause each of its Subsidiaries to maintain, with financially sound, responsible and reputable insurance companies or associations, insurance, or self-insure against such risks, and in such amounts (and with co-insurance and deductibles), as are usually insured against by Persons of established reputation engaged in the same or similar businesses and similarly situated.

Section 5.05    Corporate Existence; Etc.  The Borrower will preserve and maintain, and (except as otherwise permitted by Section 6.04 and 6.06) will cause each of its Material Subsidiaries to preserve and maintain, its existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified, and cause each of its Material Subsidiaries to qualify and remain qualified, as a foreign organization in each jurisdiction in which such qualification is material to the business and operations of such Person or the ownership or leasing of the properties of such Person.  The Borrower will, and will cause each of  its Subsidiaries to, carry on and conduct its business in substantially the same manner and in substantially the same lines of business as it is presently conducted and lines reasonably related or ancillary thereto, provided that the Borrower may, in its reasonable business judgment, dispose of any subsidiary or exit any line of business if it determines it to be in the Borrower’s best interest to do so, subject to the provisions of Sections 6.04 and 6.06.

Section 5.06    Inspections; Etc.  From time to time during regular business hours upon reasonable prior notice, the Borrower will permit, and will cause each of its Subsidiaries to permit, any agents or representatives of any member of the Bank Group to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and its Subsidiaries and to discuss the affairs, finances and accounts of any such Person with any of their respective independent public accountants, officers or directors, all at the expense of the Borrower; provided that (x) absent the existence of an Event of Default (a) only the Agent shall exercise such rights on behalf of the Bank Group and (b) the Agent shall not exercise such rights more than two times in any calendar year and only one such time shall be at the Borrower’s expense and (y) the Borrower shall be given the opportunity to participate in any discussion with its accountants.

Section 5.07    Maintenance of Properties.  The Borrower will maintain and preserve, and will cause each of its Material Subsidiaries to maintain and preserve, all of its material properties necessary for the proper conduct of its business in good working order and condition, ordinary wear and tear and casualty and condemnation excepted.

Section 5.08    Accounting Systems; Etc.  The Borrower will keep, and will cause each of its Subsidiaries to keep, adequate records and books of account in which complete entries will be made in accordance with GAAP (subject to year end adjustments), reflecting all financial transactions of such Person.  The Borrower shall maintain or cause to be maintained a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP, and each of the financial statements described herein shall be prepared from such system and records.

Section 5.09    Use of Loan Proceeds.  The Borrower will use the proceeds of all Loans hereunder for the following purposes:  (a) for general corporate purposes of the Borrower and its Consolidated Subsidiaries, (b) payment of all amounts owing by the Borrower under this Agreement, (c) to fund any cash consideration payable by the Borrower or any of its Consolidated Subsidiaries in connection with a merger or acquisition which is not prohibited by Section 6.06 or Section 6.07, or (d) to fund Investments in Excluded Affiliates permitted by Section 6.07; provided that such uses are, at the time made, otherwise consistent with the terms of this Agreement and all Requirements of Law and no Default would result therefrom.

Section 5.10    Maintenance of Ratings.  The Borrower shall use commercially reasonable efforts to maintain the Moody’s Rating and the S&P Rating.

Section 5.11    Further Assurances in General.  The Borrower at its expense shall, and shall cause each of its Subsidiaries to, promptly execute and deliver all such other and further documents, agreements and instruments in compliance with or accomplishment of the covenants and agreements of the Borrower or any of its Subsidiaries in the Loan Documents, including, without limitation, the accomplishment of any condition precedent that may have been waived by the Banks prior to the initial Borrowing or any subsequent Borrowings.

ARTICLE VI.
NEGATIVE COVENANTS

So long as any principal amount of any Loan, any amount of interest accrued under any Loan Document, or any commitment, facility or other fee, expense, compensation or  any other amount payable to any member of the Bank Group under the Loan Documents shall remain unpaid or outstanding or any Bank shall have any Commitment hereunder:

Section 6.01    Financial Covenants.  The Borrower will not:

(a)    Interest Coverage Ratio.  Permit the ratio of (i) EBITDA to (ii) Interest Expense, measured as of the last day of any calendar quarter for the twelve month period then ended to be less than 2.5 to 1.0.

(b)    Debt to Capitalization Ratio.  Permit the ratio of (i) Funded Debt as of the last day of any calendar quarter to (ii) Total Capitalization for the twelve month period then ended to equal or exceed 0.6 to 1.0.

Section 6.02    Restrictions on Debt.

(a)    The Borrower will not, and will not permit any of its Consolidated Subsidiaries to, create, incur, assume or suffer to exist, any Debt, including obligations in respect of Capital Leases, other than:

(i)     Debt of the Borrower under the Loan Documents, and, prior to the initial Borrowing hereunder, the loans outstanding under the Existing Credit Agreement;

(ii)    unsecured Debt owing by the Borrower to any Consolidated Subsidiary;

(iii)   unsecured Debt owing by any Consolidated Subsidiary to the Borrower or any other Consolidated Subsidiary so long as such Debt ranks pari passu with all other Debt of such Consolidated Subsidiary;

(iv)   Debt (other than Derivative Obligations) of Consolidated Subsidiaries, so long as (A) no Default or Event of Default exists on the date such Debt is incurred or would result from the incurrence of such Debt, and (B) the aggregate amount of such Debt does not exceed ten percent (10%) of Net Worth;

(v)    Debt (other than Derivative Obligations) of the Borrower, so long as (A) such Debt is not Guaranteed by any Subsidiary of the Borrower, except to the extent permitted by paragraph (iv) above, and (B) no Default or Event of Default exists on the date such Debt is incurred or would result from the incurrence of such Debt; and

(vi)    Derivative Obligations of the Borrower and its Consolidated Subsidiaries, so long as (A) no Default or Event of Default exists on the date such Derivative Obligations are incurred or would result from the incurrence thereof and (B) the aggregate amount of such Derivative Obligations does not exceed ten percent (10%) of Net Worth.

(b)    The Borrower will not, and will not permit any of its Consolidated Subsidiaries to, create, incur, assume or suffer to exist, any Guaranties or other contingent liabilities other than (i) Guaranties by Consolidated Subsidiaries that constitute Debt permitted by Section 6.02(a)(iv), (ii) Guaranties by the Borrower that constitute Debt permitted by Section 6.02(a)(v), (iii) other contingent liabilities in respect of Debt (including undrawn letters of credit not issued under the Agreement) in an amount not exceeding $10,000,000 at any time, and (iv) contingent liabilities arising under guaranties by the Borrower or its Subsidiaries of the obligations of the Borrower’s Subsidiaries under Environmental Laws, including the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and the Oil Pollution Act of 1990, as amended.

(c)    The Borrower will not permit any Excluded Affiliate to create, incur, assume or suffer to exist any Debt unless the agreements evidencing or providing for such Debt contain a provision to the effect that the holders of such Debt shall have no recourse against the Borrower or any of its Consolidated Subsidiaries, or any of their respective assets, for the payment of such Debt; provided, however, that the foregoing shall not apply to any such Debt of an Excluded Affiliate that is covered by a Guaranty from the Borrower or a Consolidated Subsidiary permitted by Section 6.02(b).

Section 6.03    Restriction on Liens.  The Borrower will not, and will not permit any of its Consolidated Subsidiaries to, create, incur, assume or suffer to be created, assumed or incurred or to exist, any Lien upon any of their property or assets, whether now owned or hereafter acquired other than:

(a)    Liens against assets of the Borrower or a Consolidated Subsidiary securing Debt of such Person, so long as (i) the aggregate amount of all such secured Debt does not exceed $5,000,000, and (ii) such secured Debt is otherwise permitted by Section 6.02(a)(v), in the case of the Borrower, or Section 6.02(a)(iv), in the case of a Consolidated Subsidiary;

(b)    Liens imputed to Capital Leases under which a Consolidated Subsidiary is the lessee, so long as the Debt of such Consolidated Subsidiary in respect of such Capital Lease is permitted by Section 6.02(a)(iv);

(c)    Liens on property of any Consolidated Subsidiary that attach concurrently with such Consolidated Subsidiary’s purchase thereof, and securing only Debt of such Consolidated Subsidiary permitted by Section 6.02(a)(iv) and incurred to finance all or part of the purchase price of such property, and any extensions and renewals of such Liens so long as the Debt secured thereby is not greater than the Debt secured immediately prior to such extension and renewal and such Debt is permitted by Section 6.02(a)(iv) at the time of such extension and renewal;

(d)    Liens for taxes, assessments or governmental charges or levies if the same shall at the time not be delinquent or thereafter may be paid without penalty, or the validity of which are being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and as to which adequate reserves shall have been set aside on the books of the Borrower in accordance with GAAP;

(e)    carriers’, warehousemen’s and mechanics’ liens and other similar Liens which arise in the ordinary course of business, do not materially impair the use or value of its properties or assets or the conduct of its business, and secure obligations that are not yet due and payable or are being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and as to which adequate reserves shall have been set aside on the books of the Borrower in accordance with GAAP or as to which adequate bonds shall have been obtained;

(f)    pledges or deposits to secure obligations under workmen’s compensation laws or similar legislation or to secure public or statutory obligations of the Borrower;

(g)    Liens created in favor of a Governmental Authority to secure partial, progress, advance or other contractual payments pursuant to any agreement or statute;

(h)    attachment, judgment and other similar Liens arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings in such manner as not to have the property subject to such Liens forfeitable;

(i)    easements, rights-of-way, reservations, exceptions, minor encroachments, restrictions and similar charges created or incurred in the ordinary course of business which in the aggregate do not materially interfere with the business operations of the Borrower and its Subsidiaries taken as a whole, and which were not incurred in connection with the borrowing of money;

(j)    Liens of financial institutions on accounts or deposits maintained therein to the extent arising by operation of law or within the documentation establishing said account to the extent same secure charges, fees and expenses owing or potentially owing to said institution; and

(k)    Liens arising from precautionary UCC financing statements regarding operating leases.

Section 6.04    Consolidated Subsidiary Dispositions.  The Borrower will not, and will not permit any of its Subsidiaries to, sell, transfer or otherwise dispose of (i) any capital stock or other equity interests of any Consolidated Subsidiary or (ii) all or substantially all of the assets of any Consolidated Subsidiary (whether in a single transaction or series of transactions), in excess of ten percent (10%) of the Consolidated Net Worth of Borrower and its Consolidated Subsidiaries during any rolling twelve (12) month period, other than any such dispositions made to the Borrower or a wholly-owned Consolidated Subsidiary.

Section 6.05    Restrictions on Consolidated Subsidiary Distributions.  The Borrower will not, and will not permit any of its Subsidiaries to, enter into any agreement restricting the ability of any Consolidated Subsidiary to (a) pay dividends or make other distributions on the capital stock or other equity interests of such Consolidated Subsidiary or (b) make loans or advances to the Borrower or any Subsidiary of the Borrower, other than this Agreement.

Section 6.06    Mergers and Acquisitions.  The Borrower will not, and will not permit any of its Consolidated Subsidiaries to, acquire (whether in one transaction or a series of transactions) all or substantially all of the assets of any Person or the capital stock or securities of any Person, or consolidate with or merge into any Person or permit any Person to consolidate or merge into it, unless: (a) any business acquired in such transaction is similar or related or ancillary to the businesses engaged in by the Borrower and its Consolidated Subsidiaries on the Effective Date; (b) in the case of a merger (i) if the Borrower is a party to such merger, the Borrower is the surviving entity and the management of the Borrower shall be substantially unchanged and (ii) if a Consolidated Subsidiary is a party to such merger, either the Borrower or a Consolidated Subsidiary is the surviving entity; and (c) immediately after giving effect and pro forma effect thereto, no Default shall exist.  The Agent shall have received (A) a certificate of a Responsible Officer of the Borrower showing satisfaction of the condition set forth in this Section 6.06, and (B) such other documents, opinions and information that the Agent or the Majority Banks may reasonably request in order to substantiate the same.

Section 6.07    Restricted Investments.

(a)    The Borrower will not, and will not permit any Consolidated Subsidiary to, make, or enter into any commitment to make, any Restricted Investment if a Default exists either before or after giving effect thereto.

(b)    The Borrower will not, and will not permit any Consolidated Subsidiary to, make, or enter into any commitment to make, or permit to exist any Restricted Investment other than Restricted Investments that do not in the aggregate exceed twenty percent (20%) of Net Worth.

(c)    The Borrower will not permit the sum (without duplication) of (i) all Restricted Investments, made by the Borrower and its Consolidated Subsidiaries, plus (ii) all commitments by the Borrower and its Consolidated Subsidiaries to make Restricted Investments, plus (iii) all Debt (other than Derivative Obligations) of Consolidated Subsidiaries, to at any time exceed thirty-five percent (35%) of Net Worth.

Section 6.08    Lines of Business.  The Borrower will not, and will not permit any of its Consolidated Subsidiaries to, directly or indirectly engage to a material extent in any business other than those in which it is presently engaged or that are reasonably related or ancillary thereto, or discontinue any of its existing lines of business (except in the exercise of its reasonable business judgment) or substantially alter its method of doing business.

Section 6.09    Transactions with Affiliates.  Neither the Borrower, nor any of its Consolidated Subsidiaries, will enter into any transaction with an Affiliate other than (a) transactions entered into in the ordinary course of business and upon terms no less favorable than those that the Borrower or its Consolidated Subsidiary, as applicable, could obtain in an arms length transaction with a Person that is not an Affiliate and (b) transactions between the Borrower and any of its Consolidated Subsidiaries, or between such Consolidated Subsidiaries, that do not and will not, either directly or indirectly, cause a Default.

Section 6.10    Restricted Payments.  The Borrower will not, and will not permit any of its Subsidiaries to, at any time, declare or make, any Restricted Payment unless, immediately after giving effect to such action, no Default or Event of Default would exist; provided, any Subsidiary may pay a dividend or distribution of any type to the Borrower and such Subsidiary’s other holders (if any) on a ratable basis notwithstanding that, immediately after giving effect such action, a Default or Event of Default would exist.

ARTICLE VII.
DEFAULT

Section 7.01    Events of Default.  If any of the following events (each an “Event of Default”) shall occur and be continuing:

(a)    the Borrower shall fail to pay when due any installment of principal of the Loans; or

(b)    (i) the Borrower shall fail to pay any interest on any Loan or any arrangement fee, commitment fee, administration fee, commission, expense, compensation, reimbursement or other amount when due, or (ii) any Person (other than a Credit Party) shall fail to pay any amount payable by such Person hereunder or under any other Loan Document or other agreement or security document contemplated by or delivered pursuant to or in connection with this Agreement when due, and, in either event, such failure shall continue for five (5) Business Days; or

(c)    the Borrower shall fail to perform any term, covenant or agreement contained in Article VI or Section 5.01(e) of this Agreement; or

(d)    the Borrower shall fail to perform any term, covenant or agreement contained in this Agreement (other than those referenced in subsections (a), (b) and (c) of this Section 7.01) and such failure shall not have been remedied within thirty (30) days after the earlier of (i) notice thereof from the Agent to the Borrower or (ii) discovery thereof by the Borrower; or

(e)    any Person (other than a Credit Party) shall fail to perform any term, covenant or agreement contained in any Loan Document (other than those referenced in subsections (a), (b), (c) and (d) of this Section 7.01) to which it is a party and such failure shall not have been remedied within thirty (30) days after the earlier of (i) notice thereof from the Agent to the Borrower or (ii) discovery thereof by the Borrower; or

(f)    any representation or warranty made by any Person (other than a member of the Bank Group), or any such Person’s officers, in any Loan Document to which it is a party or in any certificate, agreement, instrument or statement contemplated by or delivered pursuant to, or in connection with, any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

(g)    the Borrower or any of its Subsidiaries shall (i) default in the payment of  any Debt (other than the amounts referred to in subsections (a) and (b) of this Section 7.01) owing by such Person that constitutes Material Debt as of the date of such default, or any interest or premium thereon, when due (or, if permitted by the terms of the relevant document, within any applicable grace period), whether such Debt shall become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise; or (ii) fail to perform any term, covenant or condition on its part to be performed under any agreement or instrument evidencing, securing or relating to any such Debt, when required to be performed, and such failure shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such failure is to accelerate, or to permit the holder or holders of such Debt to accelerate, the maturity of such Debt; or

(h)    any Loan Document shall (other than with the consent of the Banks required pursuant to Section 9.02), at any time after its execution and delivery and for any reason, cease to be in full force and effect (except for such provisions that the Banks required to give consent pursuant to Section 9.02 determine are not material either individually or in the aggregate), or shall be declared to be null and void, or the validity or enforceability thereof shall be contested in writing by any Person party to the Loan Documents (other than a Credit Party) or any such Person shall deny in writing that it has any or further liability or obligation under any Loan Document; or

(i)    any Reportable Event that might constitute grounds for the termination of any Plan, or for the appointment by an appropriate United States district court of a trustee to administer any Plan, shall have occurred and be continuing for at least thirty (30) days, or any Plan shall be terminated, or a trustee shall be appointed by an appropriate United States district court to administer any Plan, or the PBGC shall institute proceedings to terminate any Plan or to appoint a trustee to administer any Plan, and, in any such event, the then-current value of such Plan’s benefits guaranteed under Title IV of ERISA at the time shall exceed by more than $30,000,000 the then-current value of such Plan’s assets allocable to such benefits at such time; or

(j)    the Borrower or any of its Subsidiaries shall be adjudicated insolvent, or shall make a general assignment for the benefit of creditors, or any proceeding shall be instituted by any such Person seeking to adjudicate it insolvent, seeking liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, or the Borrower or any of its Subsidiaries shall take any action in furtherance of any of the actions set forth above in this Section 7.01(j); or

(k)    any proceeding of the type referred to in Section 7.01(j) is filed, or any such proceeding is commenced against the Borrower or any of its Subsidiaries or any such Person by any act indicates its approval thereof, consent thereto or acquiescence therein, or an order for relief is entered in an involuntary case under the bankruptcy law of the United States, or an order, judgment or decree is entered appointing a trustee, receiver, custodian, liquidator or similar official or adjudicating any such Person insolvent, or approving the petition in any such proceedings, and such order, judgment or decree remains in effect for sixty (60) days; or

(l)    a final judgment or order for the payment of money in excess of $30,000,000 (net of acknowledged, uncontested insurance coverage from a financially sound, responsible and reputable insurance company or association) shall be rendered against the Borrower or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) a stay of enforcement of such judgment or order by reason of a pending appeal or otherwise, shall not be in effect for any period of thirty (30) consecutive days; or

(m)    a Change of Control occurs with respect to the Borrower;

then, (i) upon the occurrence of any Event of Default described in Section 7.01(j) or Section 7.01(k), (A) the Commitments shall automatically terminate and (B) the entire unpaid principal amount of all Loans, all interest accrued and unpaid thereon, and all other amounts payable by the Borrower or any other Person under this Agreement, the Notes and the other Loan Documents shall automatically become immediately due and payable, without presentment for payment, demand, protest, notice of intent to accelerate, notice of acceleration or further notice of any kind, all of which are hereby expressly waived by the Borrower and each other Person, and (ii) upon the occurrence and during the continuance of any Event of Default, the Agent may, and upon the direction of the Majority Banks shall, by notice to the Borrower (A) declare the Commitments to be terminated, whereupon the same shall forthwith terminate and (B) declare the entire unpaid principal amount of all Loans, all interest accrued and unpaid thereon, and all other amounts payable by the Borrower or any other Person under this Agreement, the Notes and the other Loan Documents, to be forthwith due and payable, whereupon all such amounts shall become and be forthwith due and payable, without presentment for payment, demand, protest, notice of intent to accelerate, notice of acceleration or further notice of any kind, all of which are hereby expressly waived by the Borrower and each other Person.

Section 7.02    Setoff in Event of Default.  Upon the occurrence and during the continuance of any Event of Default, each member of the Bank Group is hereby authorized, at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower) and to the fullest extent permitted by applicable law, to setoff and apply any and all deposits at any time held and other indebtedness at any time owing by such member of the Bank Group (or any branch, subsidiary or affiliate of such member of the Bank Group) to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower or any other Person, now or hereafter existing under this Agreement, the Notes or the other Loan Documents, irrespective of whether or not such member of the Bank Group shall have made any demand for satisfaction of such obligations and although such obligations may be unmatured.  Any member of the Bank Group exercising such right agrees to notify the Borrower promptly after any such setoff and application made by such Person; provided, that the failure to give such notice shall not affect the validity of such setoff and application.  The rights of the Bank Group under this Section 7.02 are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Bank Group may have hereunder or under any applicable law.

Section 7.03    No Waiver; Remedies.  No failure on the part of any member of the Bank Group to exercise, or any delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.  The remedies provided in this Agreement are cumulative and not exclusive of any remedies provided in any of the other Loan Documents or by applicable law.

Section 7.04    No Preservation of Security for Unmatured Reimbursement Obligations.  In the event that, following (i) the occurrence and during the continuation of an Event of Default and the exercise of any rights available to Agent, Issuer or any Bank under the Loan Documents and (ii) payment in full of the principal amount then outstanding of and the accrued interest on the Loans and fees and all other amounts payable hereunder and under the Notes, any Letters of Credit shall remain outstanding and undrawn, Agent shall be entitled to hold (and Borrower hereby grants and conveys to Agent a security interest in and to) all cash or other Property (“Proceeds of Remedies”) realized or arising out of the exercise of any rights available under the Loan Documents, at law or in equity, including, without limitation, the proceeds of any foreclosure, as collateral for the payment of any amounts due or to become due under or in respect of such outstanding Letters of Credit.  Such Proceeds of Remedies shall be held by the Agent for the ratable benefit of the Banks.  The rights, titles, benefits, privileges, duties and obligations of Agent with respect thereto shall be governed by the terms and provisions of this Agreement.  Agent may, but shall have no obligation to, invest any such Proceeds of Remedies in such manner as Agent, in the exercise of its sole discretion, deems appropriate.  Such Proceeds of Remedies shall be applied to amounts owing in respect of any such Letters of Credit and/or the payment of Borrower’s or any Bank’s obligations under any such Letter of Credit when such Letter of Credit is drawn upon.  Nothing in this Section 7.04 shall cause or permit an increase in the maximum amount permitted to be outstanding from time to time under this Agreement.

ARTICLE VIII.
THE AGENT

Section 8.01    Authorization and Action.  Each Bank hereby appoints and authorizes the Agent to take such action in such capacity on such Bank’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto.  As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes or of amounts owing under the other Loan Documents), the Agent shall not be required to exercise any discretion or take any action, but such Person shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Banks, and such instructions shall be binding upon all Banks and any other holders of Notes; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to the Loan Documents or applicable law.  The Agent is hereby expressly authorized on behalf of the other members of the Bank Group, (a) to receive on behalf of each of the other members of the Bank Group any payment of principal of or interest on the Loans outstanding hereunder and all other amounts accrued hereunder paid to the Agent, and promptly to distribute to each other member of the Bank Group its proper share of all payments so received; (b) to give notice within a reasonable time on behalf of each other member of the Bank Group to the Borrower of any Default of which the Agent has actual knowledge as provided in Section 8.08; (c) to distribute to the other members of the Bank Group copies of all notices, agreements and other material as provided for in this Agreement as received by the Agent; and (d) to distribute to the Borrower any and all requests, demands and approvals received by the Agent from any other member of the Bank Group.  Nothing herein contained shall be construed to constitute the Agent or the as a trustee for any holder of the Notes or of a participation therein, nor to impose on the Agent any duties or obligations other than those expressly provided for in the Loan Documents.

Section 8.02    Reliance, Etc.  The Agent and its directors, officers, agents or employees shall not be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for such acts or omissions of such Person constituting gross negligence or willful misconduct on the part of such Person (IT BEING THE EXPRESS INTENTION OF THE PARTIES THAT THE AGENT AND ITS DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS SHALL HAVE NO LIABILITY FOR ACTIONS AND OMISSIONS HEREUNDER RESULTING THAT CONSTITUTE ORDINARY NEGLIGENCE, WHETHER SOLE OR CONTRIBUTORY) OR RESULT IN STRICT LIABILITY.  Without limitation of the generality of the foregoing, the Agent: (a) may treat the payee of any Note as the holder thereof until the Agent receives and accepts an Assignment and Acceptance entered into by the Bank which is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in Section 9.02, and the Agent notifies such Person thereof; (b) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or the other Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of the Borrower or any other Person or to inspect the property (including the books and records) of the Borrower or any other Person; (e) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document, any collateral provided for therein, or any other instrument or document furnished pursuant thereto; and (f) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.  The Agent and its directors, officers, employees or agents shall not have any responsibility to the Borrower on account of the failure or delay in performance or breach by any Bank of any of its obligations hereunder or to any Bank on account of the failure of or delay in performance or breach by any other Bank or the Borrower of any of their respective obligations hereunder or in connection herewith.

Section 8.03    JPMorgan and Affiliates.  Without limiting the right of any other Bank to engage in any business transactions with the Borrower or any of its Affiliates, with respect to its Commitment, the Loans made by it, the Note issued to it, and its interest in the Loan Documents, JPMorgan shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Agent; and the term “Bank” or “Banks” shall, unless otherwise expressly indicated, include JPMorgan in its individual capacity.  JPMorgan, or any of its Affiliates, may be engaged in, or may hereafter engage in, one or more loan, letter of credit, leasing or other financing activities not the subject of the Loan Documents (such financing activities of JPMorgan being, collectively, the “Other Financings”) with the Borrower or any of its Affiliates, or may act as trustee on behalf of, or depositary for, or otherwise engage in other business transactions with the Borrower or any of its Affiliates (all Other Financings and other such business transactions of JPMorgan being, collectively, the “Other Activities”) with no responsibility to account therefor to the Banks.  Without limiting the rights and remedies of the Banks specifically set forth in the Loan Documents, no other Bank shall have any interest in (a) any Other Activities, (b) any present or future guarantee by or for the account of the Borrower not contemplated or included in the Loan Documents, (c) any present or future offset exercised by the Agent in respect of any such Other Activities, (d) any present or future property taken as security for any such Other Activities or (e) any property now or hereafter in the possession or control of the Agent which may be or become security for the obligations of the Borrower under the Loan Documents by reason of the general description of indebtedness secured, or of property, contained in any other agreements, documents or instruments related to such Other Activities; provided, however, that if any payment in respect of such guarantees or such property or the proceeds thereof shall be applied to reduction of the obligations evidenced hereunder and by the Notes, then each Bank shall be entitled to share in such application according to its pro rata portion of such obligations.

Section 8.04    Bank Credit Decision.  Each Bank acknowledges that it has, independently and without reliance upon any other member of the Bank Group and based on the financial statements referred to in Section 4.06 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Bank also acknowledges that it will, independently and without reliance upon any other member of the Bank Group and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

Section 8.05    Indemnification.  The Banks agree to indemnify the Agent (to the extent not reimbursed by the Borrower), ratably according to their respective Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or the other Loan Documents or any action taken or omitted by the Agent under this Agreement or the other Loan Documents, provided, that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Person’s gross negligence or willful misconduct.  IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT THE AGENT SHALL BE INDEMNIFIED AND HELD HARMLESS AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS OF ANY KIND ARISING OUT OF OR RESULTING FROM THE ORDINARY NEGLIGENCE (WHETHER SOLE OR CONTRIBUTORY) OR STRICT LIABILITY OF SUCH PERSON.  The Agent shall not be required to do any act hereunder or under any other document or instrument delivered hereunder or in connection herewith or take any action toward the execution or enforcement of the agencies hereby created, or to prosecute or defend any suit in respect of this Agreement or the Loan Documents or any collateral security, unless indemnified to its satisfaction by the holders of the Notes against loss, cost, liability, and expense.  If any indemnity furnished to the Agent for any purpose is, in the opinion of the Agent insufficient or becomes impaired, the Agent may call for additional indemnity and not commence or cease to do the acts indemnified against until such additional indemnity is furnished.  Without limitation of the foregoing, each Bank agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and the other Loan Documents, to the extent that the Agent is not reimbursed for such expenses by the Borrower.

Section 8.06    Employees of the Agent, Etc.  The Agent may execute any of its Agent duties under this Agreement, the other Loan Documents and any instrument, agreement or document executed, issued or delivered pursuant hereto or thereto or in connection herewith or therewith, by or through employees, agents and attorneys-in-fact, and shall not be answerable for the default or misconduct of any such employee, agent or attorney-in-fact selected by it with reasonable care.  The Agent may, and upon the written instruction of the Majority Banks shall, enforce on behalf of the Banks any claims which the Agent and/or the Banks may have against any such employee, agent or attorney-in-fact, and any recovery therefrom shall be applied for the pro rata benefit of the Banks.

Section 8.07    Successor Agent.  The Agent may resign at any time by giving written notice thereof to the other members of the Bank Group and the Borrower and may be removed at any time with or without cause by the Majority Banks.  Upon any such resignation or removal, the Majority Banks shall have the right to appoint a successor Agent with, so long as no Event of Default exists, the consent of the Borrower.  If no successor Agent shall have been so appointed by the Majority Banks, and shall have accepted such appointment, within thirty (30) days after the retiring Agent’s giving of notice of resignation or the Majority Banks’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement, subject to the requirement that such retiring Agent will execute such documents and take such actions as may be necessary or desirable to cause the successor Agent to be vested with all such rights, powers, privileges and duties.  After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.  All costs and expenses incurred by the Bank Group in connection with any amendments or other documentation required by this Section 8.07 shall be paid by the Borrower pursuant to Section 9.04 hereof.

Section 8.08    Notice of Default.  The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default unless the Agent shall have received notice from a Bank or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default” or “notice of event of default,” as applicable.  If the Agent receives such a notice from the Borrower, the Agent shall give notice thereof to the other members of the Bank Group and, if such notice is received from a Bank, the Agent shall give notice thereof to the other members of the Bank Group and the Borrower.  The Agent shall be entitled to take action or refrain from taking action with respect to such Default as provided in this Article VIII.

Section 8.09    Execution of Loan Documents.  Each member of the Bank Group hereby authorizes and directs the Agent to execute and deliver each Loan Document (including, without limitation, those specified in Section 3.01) to be executed by the Agent on or about the Effective Date pursuant to the terms of this Agreement and the other Loan Documents.

Section 8.10    Duties of Syndication Agent and Documentation Agent.  None of the Syndication Agent and the Documentation Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Banks as such.  Without limiting the foregoing, none of the Banks so identified shall have or be deemed to have any fiduciary relationship with any Bank.  Each Bank acknowledges that it has not relied, and will not rely, on any of the Banks so identified in deciding to enter into this Agreement or in taking action hereunder.

ARTICLE IX.
MISCELLANEOUS

Section 9.01    Amendments, Etc.  No amendment or waiver of any provision of this Agreement, any Note or any other Loan Document, or consent to any departure by any Person herefrom or therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Majority Banks, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall: (a) increase the Commitment of any Bank or subject a Bank to any additional obligations without the written consent of such Bank, (b) reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, without the written consent of each Bank directly affected thereby, (c) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, without the written consent of each Bank directly affected thereby, (d) release the Borrower or any other Person from its payment obligations to the Bank Group, regardless of whether such obligations are those of a primary obligor, a guarantor or surety, or otherwise, without the consent of each Bank, (e) take action which expressly requires the signing of all the Banks pursuant to the terms of this Agreement, without the consent of each Bank, (f) change the Commitment Percentages or the aggregate unpaid principal amount of the Notes, or the number of Banks, as the case may be, required for the Agent or the Banks or any of them to take any action under this Agreement or amend the definition of Majority Banks, without the consent of each Bank, (g) change any provisions of Section 2.18 or the definition of “Defaulting Bank”, without the written consent of each Bank or (h) amend Article II, without the written consent of each Bank directly affected thereby, or this Section 9.01, without the consent of each Bank; provided, further, that no amendment, waiver or consent shall affect the rights or duties of the Agent, the Issuer or the Swingline Bank under this Agreement or any other Loan Document without the prior written consent of the Agent, the Issuer or the Swingline Bank, as the case may be.  No notice to or demand on Borrower or any other Person in any case shall entitle them to any other or further notice or demand in similar or other circumstances.

Section 9.02    Participation Agreements and Assignments.

(a)    (1) Subject to Section 9.02(a)(ii), each Bank may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Loans owing to it and the Note held by it) and the other Loan Documents by executing an Assignment and Acceptance substantially in the form of Exhibit 9.02(a) (an “Assignment and Acceptance”); provided, that (A) no such assignment shall be made unless such assignment and assignee have been approved by the Agent, the Issuer, the Swingline Bank and, so long as no Default exists, the Borrower, such approvals not to be unreasonably withheld, provided that such approval of the Borrower shall not be required if the assignee is an Affiliate of the assignor Bank, provided further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within ten Business Days after having received written notice thereof, (B) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations of the assignor under this Agreement and the other Loan Documents, and no assignment shall be made unless it covers a pro rata share of all rights and obligations of such assignor under this Agreement and the other Loan Documents, (C) the amount of the Commitment of the assigning Bank being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall, unless otherwise agreed to by the Agent, in no event be less than $5,000,000 and shall be an integral multiple of $1,000,000, (D) each such assignment shall be to an Eligible Assignee and (E) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register (defined below), an Assignment and Acceptance, together with any Note subject to such assignment and a processing and recordation fee of $5,000.  Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (1) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Bank under the Loan Documents and (2) the assigning Bank thereunder shall, to the extent that rights and obligations under the Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto).

(ii)    In the event any Bank desires to transfer all or any portion of its rights and obligations under the Loan Documents to any Person other than an Affiliate of such Bank, it shall give the Borrower, the Agent, the Issuer and the Swingline Bank prior written notice of the identity of such transferee and the terms and conditions of such transfer (a “Transfer Notice”).  So long as no Default has occurred and is continuing, the Borrower may, no later than ten (10) days following receipt of such Transfer Notice, designate an alternative transferee and such Bank shall thereupon be obligated to sell the interests specified in such Transfer Notice to such alternative transferee, subject to the following: (A) such transfer shall be made on the same terms and conditions outlined in such Transfer Notice, (B) such transfer shall otherwise comply with the terms and conditions of the Loan Documents (including Section 9.02(a)(i)), and (C) such alternative transferee must be an Eligible Assignee approved by the Agent, the Issuer and the Swingline Bank.  If the Borrower shall fail to designate an alternative transferee within such ten (10) day period, such Bank shall, subject to compliance with the other terms and provisions hereof, be free to consummate the transfer described in such Transfer Notice.

(b)    By executing and delivering an Assignment and Acceptance, the assigning Bank thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, such assigning Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with copies of the financial statements referred to in Section 4.06 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon any member of the Bank Group (including such assigning Bank) and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Bank.

(c)    The Agent shall maintain at its address referred to in Section 9.03 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Banks and the Commitment of, and principal amount of the Loans owing to, each Bank from time to time (the “Register”).  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower and each member of the Bank Group may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower or any member of the Bank Group at any reasonable time and from time to time upon reasonable prior notice.

(d)    Upon its receipt of an Assignment and Acceptance executed by an assigning Bank and an assignee representing that it is an Eligible Assignee, together with any Note subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit 9.02 and satisfies all other requirements set forth in this Section 9.02, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower and the other members of the Bank Group.  Within five (5) Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for the surrendered Notes, new Notes to the order of such Eligible Assignee in an amount corresponding to the Commitment assumed by such Eligible Assignee pursuant to such Assignment and Acceptance and, if the assigning Bank has retained a Commitment hereunder, new Notes to the order of the assigning Bank in an amount corresponding to the Commitment retained by it hereunder.  Such new Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form prescribed by Section 2.04 hereto.

(e)    Each Bank may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Bank’s obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) and the other Loan Documents shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, and the participating banks or other entities shall not be considered a “Bank” for purposes of the Loan Documents, (iii) the participating banks or other entities shall be entitled to the cost protection provisions contained in Section 2.11 through Section 2.14 and the rights of setoff contained in Section 7.02, in each case to the same extent that the Bank from which such participating bank or other entity acquired its participation would be entitled to the benefit of such cost protection provisions and rights of setoff and (iv) the Borrower and the other members of the Bank Group shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement and the other Loan Documents, and such Bank shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers with respect to the amounts of any fees payable hereunder or the amount of principal of or the rate at which interest is payable on the Loans, or the dates fixed for payments of principal or interest on the Loans).

(f)    Anything in this Section 9.02 to the contrary notwithstanding, any Bank may at any time, without the consent of the Borrower or the Agent, assign and pledge all or any portion of its Commitment and the Loans owing to it to any Federal Reserve Bank (and its transferees) as collateral security pursuant to Regulation A of the Federal Reserve Board and any Operating Circular issued by such Federal Reserve Bank.  No such assignment shall release the assigning Bank from its obligations hereunder.

(g)    Any Bank may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.02, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Bank by or on behalf of the Borrower; provided that prior to any such disclosure, each such assignee or participant or proposed assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of any confidential information relating to the Borrower received from such Bank.

Section 9.03    Notices.  All correspondence, statements, notices, requests and demands (collectively “Communications”) shall be in writing (including telegraphic Communications) and mailed, telegraphed, telecopied, facsimile transmitted or delivered as follows:

if to the Borrower –

Kirby Corporation
55 Waugh Drive, Suite 1000
Houston, Texas  77007
Attention:  Chief Financial Officer
Telephone:  (713) 435-1432
Facsimile:  (713) 435-1010

if to the Agent –

for Communications relating to the borrowing, conversion, continuation or payment of Loans, to –

JPMorgan Chase Bank, N.A.
10 South Dearborn St., Floor 7
Chicago, Illinois  60603
Attention:  Sabana Johnson
Telephone:  (312) 385-7102
Facsimile:  (888) 292-9533
jpm.agency.servicing.4@jpmchase.com  (for Loan activity and notices relating thereto)
sabana.n.johnson@jpmchase.com  (for general questions regarding the Loans)

for Communications relating to the issuance of Letters of Credit, to –

JPMorgan Chase Bank, N.A.
420 W. Van Buren Street
Chicago, Illinois 60606
Attention:  Global Trade Services
Telephone:  (800) 634-1969
standbylc.chi.mc@jpmchase.com

for all other Communications relating to Letters of Credit, to –

JPMorgan Chase Bank, N.A.
10 South Dearborn, 7th Floor
Chicago, Illinois  60603
Attention:  Debra C. Williams
Telephone:  (312) 732-2590
Facsimile:  (312) 256-2608
debra.c.williams@jpmchase.com

for all other Communications, including those related to covenants and compliance, to –

JPMorgan Chase Bank, N.A.
712 Main, Floor 8 North
Houston, Texas  77002
Attention: Janice Carter
Telephone:  (713) 216-4383
Facsimile:  (713) 216-4651
Janice.Carter@jpmorgan.com

if to any Bank, at its Domestic Lending Office, or as to each such party, at such other address as such party shall designate in a written Communication to each of the other parties hereto.  All such Communications shall be effective, in the case of written or telegraphed Communications, when deposited in the mails or delivered to the telegraph company, respectively, and, in the case of a Communication by telecopy or facsimile transmission, when telecopied or transmitted against receipt of a confirmation, in each case addressed as aforesaid, except that Communications to any member of the Bank Group pursuant to Article II and Article VIII shall not be effective until received by such Persons.

Section 9.04    Costs and Expenses.  The Borrower agrees to pay on demand (a) all reasonable and documented out-of-pocket costs and expenses of the Agent incurred in connection with the preparation, execution, delivery, filing, administration and recording of the Loan Documents and any other agreements or security documents delivered in connection with or pursuant to any of the Loan Documents and the syndication of this Agreement both before and after the Effective Date, including, without limitation, the reasonable fees and out-of-pocket expenses of Andrews Kurth LLP, special counsel to the Agent, and local counsel who may be retained by such special counsel, with respect thereto, and (b) all reasonable costs and expenses of the Agent and during the existence of an Event of Default any Bank, incurred in connection with the enforcement of the Loan Documents and any other agreements or security documents executed in connection with or pursuant to any of the Loan Documents, including, but not limited to, the reasonable fees and out-of-pocket expenses of counsel to the Agent, and local counsel who may be retained by such counsel, with respect thereto, and the costs and expenses in connection with the custody, preservation, use or operation of, or the sale of, or collection from, or other realization upon the sale of, or collection from, or other realization upon any collateral covered by any of the Loan Documents or any other documents executed in connection with or pursuant to any of the Loan Documents.  The agreements of Borrower contained in this Section 9.04 shall survive the termination of the Commitments and the payment of all other amounts owing hereunder or under any of the other Loan Documents.

Section 9.05    Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Borrower, the Agent, the Banks and their respective successors and permitted assigns, except that the Borrower may not assign or transfer its rights hereunder without the prior written consent of the Banks.

Section 9.06    Independence of Covenants.  All covenants contained in the Loan Documents shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that such action or condition would be permitted by an exception to, or otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 9.07    Survival of Representations and Warranties.  All representations and warranties contained in this Agreement and the other Loan Documents or made in writing by the Borrower in connection herewith or therewith, shall survive the execution and delivery of this Agreement, the Notes and the other Loan Documents and the repayment of the Loans.  Any investigation by any member of the Bank Group shall not diminish in any respect whatsoever its right to rely on such representations and warranties.

Section 9.08    Separability.  Should any clause, sentence, paragraph, subsection, Section or Article of this Agreement be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Agreement, and the parties hereto agree that the part or parts of this Agreement so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom by the parties hereto, and the remainder will have the same force and effectiveness as if such stricken part or parts had never been included herein.

Section 9.09    Captions.  The captions in this Agreement have been inserted for convenience only and shall be given no substantive meaning or significance whatsoever in construing the terms and provisions of this Agreement.

Section 9.10    Limitation by Law.  All provisions of this Agreement and the other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or any other Loan Document invalid or unenforceable, in whole or in part, or not entitled to be recorded, registered or filed under the provisions of any applicable law.

Section 9.11    Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same agreement.

Section 9.12    Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas and applicable federal law; provided, however, notwithstanding the foregoing or any other provision of this Agreement, nothing in this Agreement, the Notes or the other Loan Documents shall be deemed to constitute a waiver of any rights which any Bank may have under federal legislation relating to the rate of interest which such Bank may contract for, take, reserve, receive or charge in respect of any Debt owing to such Bank hereunder.  Texas Finance Code, Chapter 346, as amended (relating to revolving loan and revolving triparty accounts), shall not apply to this Agreement or the Notes or the transactions contemplated hereby.

Section 9.13    Limitation on Interest.  Each provision in this Agreement and each other Loan Document is expressly limited so that in no event whatsoever shall the amount paid, or otherwise agreed to be paid, by the Borrower for the use, forbearance or detention of the money to be loaned under this Agreement or any other Loan Document or otherwise (including any sums paid as required by any covenant or obligation contained herein or in any other Loan Document which is for the use, forbearance or detention of such money), exceed that amount of money which would cause the effective rate of interest thereon to exceed the Highest Lawful Rate, and all amounts owed under this Agreement and each other Loan Document shall be held to be subject to reduction to the effect that such amounts so paid or agreed to be paid which are for the use, forbearance or detention of money under this Agreement or such Loan Document shall in no event exceed that amount of money which would cause the effective rate of interest thereon to exceed the Highest Lawful Rate.  To the extent that the Highest Lawful Rate applicable to a Bank is at any time determined by Texas law, such rate shall be the “weekly ceiling” described in the Texas Finance Code, Chapter 303, as amended; provided, however, to the extent permitted by such Finance Code, the Banks from time to time by notice from the Agent to Borrower may revise the aforesaid election of such interest rate ceiling as such ceiling affects the then-current or future balances of the Loans outstanding under the Notes.  Notwithstanding any provision in this Agreement or any other Loan Document to the contrary, if the maturity of the Notes or the obligations in respect of the other Loan Documents are accelerated for any reason, or in the event of prepayment of all or any portion of the Notes  or the obligations in respect of the other Loan Documents by the Borrower or in any other event, earned interest on the Loans and such other obligations of the Borrower may never exceed the maximum amount permitted by applicable law, and any unearned interest otherwise payable under the Notes or the obligations in respect of the other Loan Documents that is in excess of the maximum amount permitted by applicable law shall be cancelled automatically as of the date of such acceleration or prepayment or other such event and, if theretofore paid, shall be credited on the principal of the Notes or, if the principal of the Notes has been paid in full, refunded to the Borrower.  In determining whether or not the interest paid or payable, under any specific contingency, exceeds the Highest Lawful Rate, the Borrower and the Banks shall, to the maximum extent permitted by applicable law, amortize, prorate, allocate and spread, in equal parts during the period of the actual term of this Agreement, all interest at any time contracted for, charged, received or reserved in connection with the Loan Documents.

Section 9.14    Indemnification.  The Borrower agrees to indemnify, defend and hold each member of the Bank Group and the Issuer, as well as their respective officers, employees, agents, Affiliates, directors and shareholders (collectively, “Indemnified Persons”) harmless from and against any and all loss, liability, damage, judgment, claim, deficiency or reasonable expense (including interest, penalties, reasonable attorneys’ fees and amounts paid in settlement) incurred by or asserted against any Indemnified Person arising out of, in any way connected with, or as a result of (i) the execution and delivery of this Agreement and the other documents contemplated hereby, the performance by the parties hereto and thereto of their respective obligations hereunder and thereunder (including but not limited to the making of the Loans by each Bank) and consummation of the transactions contemplated hereby and thereby, (ii) the actual or proposed use of the proceeds of the Loans, (iii) any violation by the Borrower or any of its Subsidiaries of any Requirement of Law, including but not limited to Environmental Laws, (iv) any Indemnified Person being deemed an operator of any real or personal property of the Borrower or any of its Subsidiaries in circumstances in which no Indemnified Person is generally operating or generally exercising control over such property, to the extent such losses, liabilities, damages, judgments, claims, deficiencies or expenses arise out of or result from any Hazardous Materials located in, on or under such property or (v) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnified Person is a party thereto; provided that such indemnity shall not apply to any such losses, claims, damages, liabilities or related expenses that are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of, or willful violation of the Loan Documents by, such Indemnified Person.  WITHOUT LIMITING ANY PROVISION OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, IT IS THE EXPRESS INTENTION OF THE BORROWER THAT EACH INDEMNIFIED PERSON SHALL BE INDEMNIFIED AND HELD HARMLESS AGAINST ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DEFICIENCIES, JUDGMENTS OR REASONABLE EXPENSES ARISING OUT OF OR RESULTING FROM THE ORDINARY NEGLIGENCE (WHETHER SOLE OR CONTRIBUTORY) OR STRICT LIABILITY OF SUCH INDEMNIFIED PERSON.  Each Indemnified Person will attempt to consult with the Borrower prior to entering into any settlement of any lawsuit or proceeding that could give rise to a claim for indemnity under this Section 9.14, although nothing herein shall give the Borrower the right to direct or control any such settlement negotiations or any related lawsuit or proceeding on behalf of such Indemnified Party.  The obligations of the Borrower under this Section 9.14 shall survive the termination of this Agreement.

Section 9.15    Submission to Jurisdiction.  The Borrower hereby irrevocably submits to the jurisdiction of any Texas state or federal court sitting in Houston, Texas over any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents, and the Borrower irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Texas state or federal court; provided, however, nothing in this Section 9.15 is intended to waive the right of any member of the Bank Group or the Issuer to remove any such action or proceeding commenced in any such Texas state court to an appropriate Texas federal court to the extent the basis for such removal exists under applicable law.  The Borrower irrevocably consents to the service of any and all process in any such action or proceeding by the mailing by certified mail of copies of such process to it at its address specified herein.  The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Section 9.15 shall affect the right of any member of the Bank Group or the Issuer to serve legal process in any other manner permitted by law or affect the right of any member of the Bank Group or the Issuer to bring any action or proceeding against the Borrower, or its properties, in the courts of any other jurisdiction.

Section 9.16    WAIVER OF JURY TRIAL.  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY AND EXPRESSLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES, OR ANY OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF THE BANK GROUP OR THE ISSUER IN THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT THEREOF.

Section 9.17    FINAL AGREEMENT OF THE PARTIES.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS CONSTITUTE A LOAN AGREEMENT FOR PURPOSES OF SECTION 26.02(a) OF THE TEXAS BUSINESS AND COMMERCE CODE, AND REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Section 9.18    Patriot Act.  Each Bank hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank to identify the Borrower in accordance with the Act.

[END OF TEXT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

BORROWER

KIRBY CORPORATION

By:	/s/ Renato A. Castro
Renato A. Castro
Treasurer

Signature Page to Credit Agreement

BANKS

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Issuer and a Bank

By:	/s/ John Sarvadi
John Sarvadi
Managing Director

Signature Page to Credit Agreement

WELLS FARGO BANK, N.A.,
as Syndication Agent and as a Bank

By:	/s/ Warren R. Ross
Name:	Warren R. Ross
Title:	Vice President

Signature Page to Credit Agreement

BANK OF AMERICA, N.A.,
as Syndication Agent and as a Bank

By:	/s/ David McCauley
Name:	David McCauley
Title:	Senior Vice President

Signature Page to Credit Agreement

THE BANK OF TOKYO–MITSUBISHI UFJ, LTD.,
as Documentation Agent and as a Bank

By:	/s/ D. Barnell
Name:	D. Barnell
Title:	Authorized Signatory

Signature Page to Credit Agreement

THE NORTHERN TRUST COMPANY,
as Documentation Agent and as a Bank

By:	/s/ Keith L. Burson
Name:	Keith L. Burson
Title:	Vice President

Signature Page to Credit Agreement

BRANCH BANKING AND TRUST COMPANY

By:	/s/ Robert M. Searson
Robert M. Searson
Senior Vice President

Signature Page to Credit Agreement

COMERICA BANK

By:	/s/ Joey Powell
Joey Powell
Vice President

Signature Page to Credit Agreement

AMEGY BANK NATIONAL ASSOCIATION

By:	/s/ Mark Wayne
Mark Wayne
Senior Vice President

Signature Page to Credit Agreement

ANNEX A
DEFINITIONS

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted Eurodollar Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the Eurodollar Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Adjusted Net Income” means, for any period, Net Income for such period, less, to the extent otherwise included in such Net Income (a) any gain arising from the sale of capital assets of the Borrower and its Consolidated Subsidiaries; (b) any gain arising from any write-up of assets of the Borrower and its Consolidated Subsidiaries; (c) earnings of any other Person, substantially all of the assets of which have been acquired by the Borrower or any of its Consolidated Subsidiaries in any manner, to the extent that such earnings were realized by such other Person prior to the date of such acquisition; (d) net earnings of any Person (other than a Consolidated Subsidiary) in which the Borrower or any of its Consolidated Subsidiaries has an ownership interest, except for the portion of such net earnings that have been distributed to the Borrower or a Consolidated Subsidiary; (e) the earnings of any Person to which assets of the Borrower or any of its Consolidated Subsidiaries shall have been sold, transferred or disposed of, to the extent that such earnings arise after the date of such transaction; (f) the earnings of any Person into which the Borrower or any of its Consolidated Subsidiaries shall have merged, to the extent that such earnings arise prior to the date of such merger; (g) any gain arising from the acquisition of any securities of the Borrower or any of its Consolidated Subsidiaries; and (h) the taxes, if any, included in the calculation of the consolidated net earnings, if any, described in clauses (a) through (g); plus, to the extent not otherwise included in such Net Income, (x) any loss arising from the sale of capital assets of the Borrower and its Consolidated Subsidiaries and (y) all distributions, other than returns of capital, which have been made to the Borrower or a Consolidated Subsidiary by any Person, other than a Consolidated Subsidiary, in which Borrower or any of its Consolidated Subsidiaries has an ownership interest.

“Affected Bank” has the meaning specified in Section 2.15.

“Affected Interests” has the meaning specified in Section 2.15.

“Affiliate” means, when used with respect to any Person, (a) any other Person (including any member of the immediate family of any such natural person) who directly or indirectly beneficially owns or controls five percent (5%) or more of the total voting power of shares of capital stock of such Person having the right to vote for directors (or other individuals performing similar functions) under ordinary circumstances, (b) any Person controlling, controlled by or under common control with any such Person (within the meaning of Rule 405 under the Securities Act of 1933) and (c) any director or executive officer of such Person.

“Agent” has the meaning specified in the introduction to this Agreement.

Annex A - Page 1

“Agreement” means this Credit Agreement, as the same may from time to time be amended, supplemented or modified and in effect.

“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted Eurodollar Rate that would be calculated as of such day in respect of a proposed Eurodollar Borrowing with an Interest Period of one month plus 1%.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurodollar Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurodollar Rate, respectively.

“Applicable Lending Office” means, with respect to each Bank, such Bank’s Domestic Lending Office in the case of an ABR Loan and such Bank’s Eurodollar Lending Office in the case of a Eurodollar Loan.

“Applicable Margin” has the meaning specified in Section 2.07(c).

“Assignment and Acceptance” has the meaning specified in Section 9.02Section 9.02(a).

“Bank Group” means, collectively, the Agent and the Banks.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental agreements made by such Person.

“Banks” has the meaning specified in the introduction to this Agreement.  Unless the context requires otherwise, the term “Bank” includes the Swingline Bank.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning specified in the introduction to this Agreement.

“Borrowing” means (a) a group of Revolving Loans of a single Type made by the Banks, or converted into or continued as such, as applicable, on a single date and as to which a single Interest Period is in effect; or (b) a Swingline Loan.

Annex A - Page 2

“Borrowing Date” means, with respect to the initial funding of any Borrowing, the date on which the proceeds of such Borrowing are to be made available to the Borrower, which shall be a Business Day.

“Borrowing Request” means a request by the Borrower for a Borrowing substantially in the form of Exhibit 2.02(a).

“Business Day” means a day of the year on which banks are not required or authorized to close in Houston, Texas and, if the applicable Business Day relates to any Eurodollar Loans, on which dealings in dollar deposits are carried on in the London interbank market.

“Capital Lease” means, as to any Person, any lease or rental agreement in respect of which such Person’s obligations as lessee under such lease or rental agreement, constitute obligations which shall have been or should be, in accordance with GAAP, capitalized on the balance sheet of such Person.

“Change of Control” means any of (a) the acquisition by any Person or two or more Persons (excluding underwriters in the course of their distribution of voting stock in an underwritten public offering) acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission) of 35% or more of the outstanding shares of voting stock of the Borrower, (b) 50% or more of the members of the Board of Directors of the Borrower on any date shall not have been (i) members of the Board of Directors of the Borrower on the date 12 months prior to such date or (ii) approved by Persons who constitute at least a majority of the members of the Board of Directors of the Borrower as constituted on the date 12 months prior to such date, (c) all or substantially all of the assets of the Borrower are sold in a single transaction or series or related transactions to any Person or (d) the Borrower merges or consolidates with or into any other Person, with the effect that immediately after such transaction the stockholders of the Borrower immediately prior to such transaction hold less than 65% of the total voting power entitled to vote in the election of directors, managers or trustees of the Person surviving such transaction.

“Commitment” means as to any Bank, the amount of such Bank’s Commitment set forth on Schedule 2.01, as the same may be increased pursuant to Section 2.17 or reduced or terminated pursuant to Sections 2.05 or 7.01.

“Commitment Increase Agreement” means an Agreement, substantially in the form of Exhibit 2.17(a) attached hereto, executed by a Bank that has increased its Commitment pursuant to Section 2.17 hereof.

“Commitment Increase Notice” has the meaning specified in Section 2.17(a).

“Commitment Percentage” means, as to any Bank, a percentage determined pursuant to the following formula:  (C ÷ T) × 100 = CP; where C is such Bank’s Commitment (without giving effect to any termination of the Commitments pursuant to Section 7.01), T is the Total Commitment (without giving effect to any termination of the Commitments pursuant to Section 7.01) and CP is such percentage; provided that in the case of Section 2.18 when a Defaulting Bank shall exist, T shall exclude any Defaulting Bank’s Commitment.  If the Commitments have terminated or expired, the Commitment Percentage shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Bank’s status as a Defaulting Bank at the time of determination.

Annex A - Page 3

“Communications” has the meaning specified in Section 9.03.

“Consolidated Subsidiary” means, as of any date, any Subsidiary of the Borrower that, in accordance with GAAP, would be included in the consolidated financial statements of the Borrower prepared as of such date.

“Credit Party” means the Agent, the Issuer, the Swingline Bank or any other Bank.

“Current Liabilities” means, as of any date, all liabilities (including, without limitation, accounts payable incurred for services rendered and property purchased in the ordinary course of business) which would be reflected as current liabilities on a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries prepared as of such date in accordance with GAAP consistently applied, but excluding current maturities of Funded Debt of the Borrower and its Consolidated Subsidiaries as of such date.

“Debt” of any Person shall mean, without duplication: (a) any obligation of such Person for borrowed money, (b) any obligation of such Person evidenced by bonds, debentures, notes or other similar debt instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) any obligation of such Person for the deferred purchase price of any property or services, except accounts payable arising in the ordinary course of such Person’s business that have been outstanding less than ninety (90) days since the date of the related invoice, (e) the present value (discounted at the implicit rate, if known, or ten percent (10%) per annum otherwise) of all Capital Leases of such Person, (f) any Derivative Obligations of such Person, (g) any reimbursement obligations of such Person in respect of drawings under a letter of credit or similar instrument,  and (h) any indebtedness or obligations of others of the type described in clauses (a) through (g) that is Guaranteed by such Person or secured by a Lien on any asset of such Person.

“Default” means an Event of Default or an event which with the giving of notice or the lapse of time or both could, unless cured or waived, become an Event of Default.

“Defaulting Bank” means any Bank, that has (a) failed within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Bank notifies the Agent in writing that such failure is the result of such Bank’s good faith determination that a condition precedent to funding under this Agreement (specifically identified and including the particular default, if any) has not been satisfied, (b) notified the Borrower or any Credit Party in writing or has made a public statement to the effect that it does not intend to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Bank’s good faith determination that a condition precedent to funding under this Agreement (specifically identified and including the particular default, if any) cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by a Credit Party, to provide a certification in writing from an authorized officer of such Bank that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Bank shall cease to be a Defaulting Bank upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Agent or (d) become the subject of a Bankruptcy Event.

Annex A - Page 4

“Default Rate” has the meaning specified in Section 2.07.

“Derivative Obligations” means, with respect to any Person, payment obligations with respect to foreign exchange transactions and interest rate, currency and commodity swaps, caps, floors, collars, forward sale contracts, other similar obligations and combinations of the foregoing  (collectively, “swaps”).  For the purposes of this Agreement, the amount of any Derivative Obligations shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that all swaps had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to any such swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.

“Dollars” and “$” each means lawful money of the United States.

“Domestic Lending Office” means, with respect to any Bank, the office of such Bank specified as its “Domestic Lending Office” on Schedule 2.01, or such other office of such Bank as such Bank may from time to time specify to the Borrower and the Agent.

“EBITDA” means Adjusted Net Income plus, to the extent same caused a reduction in Adjusted Net Income, Interest Expense, depreciation, amortization and income tax expense.

“Effective Date” means the date on which the conditions to effectiveness set forth in Article III to this Agreement are first satisfied.

“Eligible Assignee” means (a) any Bank or any Affiliate of any Bank; (b) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $1,000,000,000 and having deposits rated in either of the two highest generic letter rating categories (without regard to subcategories) from either S&P or Moody’s; (c) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (“OECD”), or a political subdivision of any such country, and having total assets in excess of $1,000,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; (d) the central bank of any country which is a member of the OECD; and (e) any other financial institution approved by the Agent; provided, that in no event shall an Eligible Assignee include a Defaulting Bank or the Borrower or any Subsidiary or Affiliate of either such Person.

Annex A - Page 5

“Environmental Laws” means federal, state or local laws, rules or regulations, and any judicial, arbitral or administrative interpretations thereof, including, without limitation, any judicial, arbitral or administrative order, judgment, permit, approval, decision or determination pertaining to health, safety or the environment in effect at the time in question, including, without limitation, the Clean Air Act, as amended, the Oil Pollution Act of 1990, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act, as amended, the Resource Conservation and Recovery Act, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendment and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, comparable state and local laws, and other environmental conservation and protection laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time.  References to sections of ERISA shall be construed to also refer to any successor sections.

“ERISA Affiliate” means any (i) corporation which is a member of the same controlled group of corporations (within the meaning of Section 41(b) of the Internal Revenue Code) as the Borrower, (ii) partnership or other trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with the Borrower, (iii) member of the same affiliated service group (within the meaning of Section 414(m) of the Internal Revenue Code) as the Borrower, any corporation described in clause (i) above or any partnership or trade or business described in clause (ii) above or (iv) other Person required to be aggregated with the Borrower or an ERISA Affiliate thereof, as defined above, pursuant to Section 414(o) of the Internal Revenue Code.

“Eurodollar Event” has the meaning specified in Section 2.13.

“Eurodollar Lending Office” means, with respect to any Bank, the office of such Bank specified as its “Eurodollar Lending Office” on Schedule 2.01 (or, if no such office is specified, its Domestic Lending Office), or such other office of such Bank as such Bank may from time to time specify to the Borrower and the Agent.

“Eurodollar Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR1 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “Eurodollar Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate rounded upwards, if necessary, to the next 1/100 of 1% at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

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“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.

“Events of Default” has the meaning specified in Section 7.01.

“Excluded Affiliate” means (a) any Subsidiary of the Borrower other than a Consolidated Subsidiary, and (b) all Persons, other than Subsidiaries, in which the Borrower, directly or indirectly, owns or controls five percent (5%) or more of the equity interests of such Person.

“Existing Banks” has the meaning specified in the Preliminary Statement to this Agreement.

“Existing Credit Agreement” has the meaning specified in the Preliminary Statement to this Agreement.

“Existing Letters of Credit” means those Letters of Credit listed on Schedule 1.01.

“Fair Market Value” shall mean (a) with respect to any asset (other than Dollars) the price at which a willing buyer would buy and a willing seller would sell such asset in an arms’ length transaction and (b) with respect to Dollars, the amount of such Dollars.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code and any treasury regulations promulgated thereunder or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” has the meaning specified in Section 2.10.

“Funded Debt” means, as of any date, the sum of the following, without duplication: (a) all Debt of the Borrower and its Consolidated Subsidiaries on a consolidated basis as of such date, less (b) to the extent included in the amount described in clause (a), the sum of the following (without duplication):  (i) all Current Liabilities (other than Current Liabilities that represent Debt for borrowed money or Capital Leases) on a consolidated basis as of such date, (ii) any Debt of any Consolidated Subsidiary in excess of the Borrower’s proportionate share thereof (based on its direct or indirect equity interest therein), (iii) all other deferred long term liabilities that do not represent Debt for borrowed money or Capital Leases, including deferred compensation, deferred revenue and other deferred items classified as other liabilities of the Borrower and its Consolidated Subsidiaries on a consolidated basis as of such date, and (iv) all Derivative Obligations of the Borrower and its Consolidated Subsidiaries as of such date; plus (c) to the extent not otherwise included in the amount described in clause (a), the sum of the following (without duplication): (i) all Debt of the Borrower and its Consolidated Subsidiaries outstanding under a revolving credit or similar agreement, (ii) the present value (discounted at the implicit rate, if known, or ten percent (10%) per annum otherwise) of all obligations in respect of Capital Leases of the Borrower and its Consolidated Subsidiaries, and (iii) all obligations of the Borrower and its Consolidated Subsidiaries under Guaranties of Debt.

Annex A - Page 7

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means any nation or government, any federal, state, province, city, town, municipality, county, local or other political subdivision thereof or thereto and any court, tribunal, department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guaranties” means, as to any Person, all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or, in effect, guaranteeing any Debt of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including all obligations incurred through an agreement, contingent or otherwise, by such Person: (a) to purchase such Debt or any property or assets constituting security therefor, (b) to advance or supply funds (i) for the purchase or payment of such Debt or (ii) to maintain working capital or other balance sheet conditions or otherwise to advance or make available funds for the purchase or payment of such Debt, (c) to lease property or to purchase securities or other property or services primarily for the purpose of assuring the owner of such Debt of the ability of the primary obligor to make payment of the Debt or (d) otherwise to assure the owner of the Debt of the primary obligor against loss in respect thereof.

“Hazardous Materials” means any pollutant, contaminant, solid waste, asbestos, petroleum product, crude oil or a fraction thereof, any toxic or hazardous substance, material or waste, any flammable, explosive or radioactive material, any chemical which causes cancer or reproductive effects, or any other material or substance not mentioned above which is regulated under any Environmental Law.

“Highest Lawful Rate” means, as to any Bank, at the particular time in question, the maximum nonusurious rate of interest which, under applicable law, such Bank is then permitted to charge the Borrower on the Loans or the other obligations of the Borrower under the Loan Documents, and as to any other Person, at the particular time in question, the maximum nonusurious rate of interest which, under applicable law, such Person is then permitted to charge with respect to the obligation in question.  If the maximum rate of interest which, under applicable law, the Banks are permitted to charge the Borrower on the Loans or the other obligations of the Borrower under the Loan Documents shall change after the Effective Date, the Highest Lawful Rate shall be automatically increased or decreased, as the case may be, as of the effective time of such change without notice to the Borrower or any other Person.

Annex A - Page 8

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing substantially in the form of Exhibit 2.02(c).

“Interest Expense” means, for any period, the aggregate of all interest expense deducted in the calculation of the Net Income of the Borrower for such period, determined in accordance with GAAP.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means, for each Loan comprising part of the same Borrowing, the period commencing on the date of such Borrowing and ending on the last day of the period selected by the Borrower pursuant to the provisions below.  The duration of each such Interest Period shall be, in the case of a Eurodollar Loan, a period ending on the numerically corresponding day that is 1, 2, 3 or 6 months thereafter; provided, however, that:

(i)           the Borrower may not select any Interest Period for a Loan that ends after the Termination Date;

(ii)          Interest Periods commencing on the same date for Loans comprising part of the same Borrowing shall be of the same duration;

(iii)         whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(iv)         any Interest Period that commences on the last day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.

For the purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

Annex A - Page 9

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time (or any successor statute), and the regulations promulgated thereunder.

“Investment” means any direct or indirect investment by one Person (the “investor”) in another Person (the “investee”), including, without limitation, (a) any loan or advance, whether initially funded by the investor or acquired by the investor from a third party, (b) any acquisition of equity interests by the investor, whether directly from the investee or from a third party by way of share purchase, merger or otherwise, (c) any capital or other contribution to the investee, whether made in cash or other assets, or by contributing a promissory note payable by the investor to the investee, (d) any Guarantee by the investor of Debt of the investee, and (e) the Fair Market Value of any assets or services transferred to the investee less the Fair Market Value of any consideration received by the investor in exchange therefor; provided, however, that the term “Investment” shall not include undistributed earnings on an Investment; and the amount of an “Investment,” for purposes of Section 6.07 hereof, shall be reduced by the amount of capital returned to the investor by the investee.  The amount of any Investment that is made by transferring property other than Dollars shall be the Fair Market Value of the property so transferred.

“Issuer” means JPMorgan, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.16(n).  The Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuer, in which case the term “Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“JPMorgan” means JPMorgan Chase Bank, N.A.

“Letter of Credit” means a letter of credit issued pursuant to Section 2.16 hereof.

“Letter of Credit Liabilities” means, at any time and in respect of any Letter of Credit, the sum of (i) the amount available for drawings under such Letter of Credit plus (ii) the aggregate unpaid amount of all payments made by Issuer to the beneficiary of a Letter of Credit that are not either repaid by Borrower or added to the amounts outstanding under the Notes.

“Lien” means, when used with respect to any Person, any mortgage, lien, charge, pledge, security interest or encumbrance of any kind in the nature of security (whether voluntary or involuntary, and whether imposed or created by operation of law or otherwise) upon, or pledge of, any of its property or assets, whether now owned or hereafter acquired, or any conditional sale agreement, Capital Lease or other title retention agreement.

“Loans” means the Loans made by the Banks to the Borrower pursuant to this Agreement.

“Loan Documents” shall mean this Agreement, the Notes, the Fee Letter and all other agreements, instruments and documents, including, without limitation, security agreements, notes, warrants, guaranties, mortgages, deeds of trust, subordination agreements, pledges, powers of attorney, consents, assignments, collateral assignments, letter agreements, contracts, notices, leases, amendments, letter of credit applications and reimbursement agreements, and all other writings heretofore, now, or hereafter executed by or on behalf of the Borrower, any of its Affiliates or any other Person in connection with or relating to this Agreement, together with all agreements, instruments, financing statements and documents referred to therein or contemplated thereby.

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“Majority Banks” means, at any time, Banks having Revolving Credit Exposures and unused Commitments representing 51% or more of the sum of the total Revolving Credit Exposures and unused Commitments at such time.

“Material Adverse Effect” means, as to any Person, the occurrence of any event that has, or could reasonably be expected to have, a material adverse effect on the business, property, assets, operations or condition, financial or otherwise, of such Person or on the ability of such Person to perform its obligations under the Loan Documents to which it is a party or to consummate the transactions contemplated thereby.

“Material Debt” means, as at any date, an amount equal to the greater of (a) five percent (5%) of the Borrower’s Funded Debt as of such date and (b) $30,000,000.

“Material Subsidiaries” means, collectively, each Consolidated Subsidiary of the Borrower that meets any of the following conditions:  (a) the aggregate Investment of the Borrower and its other Consolidated Subsidiaries in such Consolidated Subsidiary exceeds five percent (5%) of the total assets of the Borrower and its Consolidated Subsidiaries as of the end of the most recently completed calendar year; or (b) the Borrower and its other Consolidated Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of such Consolidated Subsidiary exceeds five percent (5%) of the total assets of the Borrower and its Consolidated Subsidiaries as of the end of the most recently completed calendar year; or (c) the Borrower and its other Consolidated Subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of such Consolidated Subsidiary exceeds five percent (5%) of Net Income for the most recently completed calendar year.

“Moody’s” means Moody’s Investors Services, Inc.

“Moody’s Rating” means the rating classification of the Borrower’s senior debt, classified according to risk, issued by Moody’s.

“Net Income” means, for any period, the consolidated net earnings of the Borrower and its Consolidated Subsidiaries for such period, determined in accordance with GAAP.

“Net Worth” means, as of any date, the total shareholder’s equity (including capital stock, additional paid-in capital and retained earnings after deducting treasury stock) which would appear on a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries prepared as of such date in accordance with GAAP.

“New Bank” has the meaning specified in Section 2.17(b).

“New Bank Agreement” has the meaning specified in Section 2.17(b).

Annex A - Page 11

“Note” shall mean a Note issued pursuant to Section 2.04, together with all modifications, extensions, renewals and rearrangements thereof from time to time in effect.

“Other Activities” has the meaning specified in Section 8.03.

“Other Financings” has the meaning specified in Section 8.03.

“Other Taxes” has the meaning specified in Section 2.11.

“Parent” means, with respect to any Bank, any Person as to which such Bank is, directly or indirectly, a subsidiary.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereto.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other entity, or Governmental Authority.

“Plan” means any employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 or 430 of the Internal Revenue Code, and in respect of which the Borrower, or any ERISA Affiliate is an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum most recently announced by JPMorgan as its prime rate at its office located at 270 Park Avenue, New York City, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Proceeds of Remedies” has the meaning specified in Section 7.04.

“Re-Allocation Date” has the meaning specified in Section 2.17(e).

“Register” has the meaning specified in Section 9.02.

“Regulation U” means Regulation U of the Board (respecting margin credit extended by banks), as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board (respecting borrowers who obtain margin credit) as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including the abandonment or discarding of barrels, containers and other closed receptacles).

Annex A - Page 12

“Reportable Event” means any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder.

“Requirements of Environmental Laws” means the requirements of any applicable Environmental Law relating to or affecting the Borrower or any of its Subsidiaries or the condition or operation of such Person’s business or its properties, both real and personal.

“Requirements of Law” shall mean any federal, state or local law, rule or regulation, permit or other binding determination of any Governmental Authority.

“Responsible Officer” means, as to any Person, the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer of such Person, or any employee of such Person designated in writing as a Responsible Officer by the Chief Executive Officer of such Person.

“Restricted Investment” means (a) any Investment by the Borrower or a Consolidated Subsidiary in an Excluded Affiliate and (b) any payment by the Borrower or any Consolidated Subsidiary of Debt of any Excluded Affiliate to the extent the Borrower or such Consolidated Subsidiary is not legally obligated to make such payment under the terms of such Debt.

“Restricted Payment” means any dividend or other distribution in respect of the capital stock or other equity interest of the Borrower or any Subsidiary of the Borrower (other than a distribution of capital stock or other equity interests of a Subsidiary of the Borrower), including, without limitation, any distribution resulting in the acquisition by the Borrower of securities which would constitute treasury stock.  For purposes of this Agreement, the amount of any Restricted Payment made in property shall be the greater of (x) the Fair Market Value of such property (as determined by good faith by the board of directors (or equivalent governing body) of the person making such Restricted Payment) and (y) the net book value thereof on the books of such Person, in each case determined as of the date on which such Restricted Payment is made.

“Revolving Credit Exposure” means, with respect to any Bank at any time, the sum of the outstanding principal amount of such Bank’s Revolving Loans and its Letter of Credit Liabilities and Swingline Exposure at such time.

“Revolving Loan” means a Loan made pursuant to Section 2.02.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw Hill Companies, Inc.

“S&P Rating” means the rating classification of the Borrower’s senior debt, classified according to risk, issued by S&P.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Agent is subject with respect to the Adjusted Eurodollar Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Bank under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

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“Subsidiary” means, with respect to any Person, each other Person of which or in which such Person and its other Subsidiaries own, hold or control, directly or indirectly, securities or other ownership interests having ordinary voting power, in the absence of contingencies, to elect a majority of the board of directors of such other Person, or other persons performing similar functions for such Person, or, if there are no such directors or persons, having general voting power with respect to the activities of such Person, it being understood that the power to elect exactly 50% of the board of directors or such other persons does not constitute a “majority” as used herein.  Unless the context otherwise requires, all references to a Subsidiary shall be considered to be references to Subsidiaries of the Borrower.

“Substitution Event” has the meaning specified in Section 2.15.

“Swingline Bank” means JPMorgan, in its capacity as lender of Swingline Loans hereunder.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Bank at any time shall be its Commitment Percentage of the total Swingline Exposure at such time.

“Swingline Loan” means a Loan made pursuant to Section 2.03.

“Swingline Rate” means a rate per annum equal to, at the Borrower’s option, either (a) the Alternate Base Rate plus the Applicable Margin for ABR Loans or (b) other cost of funds rates to be agreed upon from time to time between the Borrower and the Swingline Bank plus the Applicable Margin for Eurodollar Loans.

“Taxes” has the meaning specified in Section 2.11.

“Termination Date” means November 9, 2015, or the earlier termination in whole of the Commitments pursuant to Sections 2.05 or 7.01.

“Total Capitalization” means the total capitalization of the Borrower, including all debt and all equity, as determined in accordance with GAAP.

“Total Commitment” means an amount equal to the sum of the Banks’ Commitments.

“Transfer Notice” has the meaning specified in Section 9.02.

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“Type” means, with respect to any Loan or Borrowing, whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Eurodollar Rate or the Alternate Base Rate. Loans having different Interest Periods, regardless of whether they commence on the same date or have the same type of interest rate, shall be considered different Types of Loans.  All ABR Loans shall be considered the same Type of Loan.

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EXHIBIT 2.02(a)

FORM OF BORROWING REQUEST

_______________, 201__

JPMorgan Chase Bank, N.A.,
 as Administrative Agent
712 Main Street
Houston, Texas  77002
Attention:  Houston Commercial Lending Group

Re:	Kirby Corporation

Ladies and Gentlemen:

Reference is made to the Second Amended and Restated Credit Agreement dated as of November 9, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Kirby Corporation (the “Borrower”), the banks named therein, and JPMorgan Chase Bank, N.A., as Administrative Agent.  Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings specified in the Credit Agreement.  The Borrower hereby requests a Borrowing under the Credit Agreement, and, as required by Section 2.02(a) of the Credit Agreement, specifies the following information for such Borrowing (the “Proposed Borrowing”):

(a)           The Borrowing Date for the Proposed Borrowing is __________, 20___.

(b)           The Type and amount of, and, in the case of a Eurodollar Borrowing, the Interest Period applicable to, the Loans comprising the Proposed Borrowing are:

_____	Eurodollar Loans in an aggregate amount of $__________ with an Interest Period of:

_____ one (1) month
_____ two (2) months
_____ three (3) months
_____ six (6) months

_____	ABR Loans in an aggregate amount of $__________.

(c)	The location and number of account to which funds are to be disbursed is:

__________________

__________________

Exhibit 2.02(a) - Page 1

The Borrower hereby certifies that after giving effect to the Proposed Borrowing, the aggregate amount of Loans outstanding will not exceed the Total Commitment.  The Borrower hereby further certifies that on the date hereof all applicable conditions to the Proposed Borrowing set forth in Article III of the Credit Agreement have been satisfied and that the Proposed Borrowing complies with the terms of the Credit Agreement, and by acceptance of the proceeds of the Proposed Borrowing, the Borrower will be deemed to have recertified the foregoing on the date of the Proposed Borrowing.

Sincerely,

KIRBY CORPORATION

By:
Name:
Title:

Exhibit 2.02(a) - Page 2

EXHIBIT 2.02(c)

FORM OF INTEREST ELECTION REQUEST

_______________, 201__

JPMorgan Chase Bank, N.A.,
 as Administrative Agent
712 Main Street
Houston, Texas  77002
Attention:  Houston Commercial Lending Group

Re:	Kirby Corporation

Ladies and Gentlemen:

Reference is made to the Second Amended and Restated Credit Agreement dated as of November 9, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Kirby Corporation (the “Borrower”), the banks named therein, and JPMorgan Chase Bank, N.A., as Administrative Agent.  Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings specified in the Credit Agreement.  The Borrower hereby gives notice of an election to [convert/continue] Loans under the Credit Agreement, and, as required by Section 2.02(c) of the Credit Agreement, specifies the following information for such election:

(a)           The effective date of the election made pursuant to this Interest Election Request is __________, 201__.

(b)           The Loans to which this Interest Election Request applies are described as follows:

[Describe by Amount, Type and, if applicable, Interest Period]

(c)           The Loans described in clause (b) are to be [converted/continued] into a Borrowing of Loans of the Type, in the amounts, and, in the case of Eurodollar Loans, having the Interest Period described as follows:

_____	Eurodollar Loans comprising a Borrowing in an aggregate amount of $__________ with an Interest Period of:

_____ one (1) month
_____ two (2) months
_____ three (3) months
_____ six (6) months

_____	ABR Loans comprising a Borrowing in an aggregate amount of $__________.

Page 2.02(c) - Page 1

The Borrower hereby certifies that on the date hereof the election made pursuant to this Interest Election Request complies with the terms of the Credit Agreement, and the Borrower will be deemed to have recertified the foregoing on the effective date of the election made pursuant to this Interest Election Request.

Sincerely,

KIRBY CORPORATION

By:
Name:
Title:

Page 2.02(c) - Page 2

EXHIBIT 2.04

NOTE

U.S. $_____________	Dated: November 9_, 2010

FOR VALUE RECEIVED, KIRBY CORPORATION, a Nevada corporation (the “Borrower”), hereby promises to pay to the order of __________________________ (the “Bank”) for the account of its Applicable Lending Office (as defined in the Credit Agreement referred to below) the principal amount of ________________________________________ DOLLARS ($______________) or, if less, the aggregate unpaid principal amount of all Loans (as defined in the Credit Agreement referred to below) made by the Bank to the Borrower pursuant to the Credit Agreement (as defined below).

The principal of this Note shall be due and payable at the places, the times and in manner set forth in the Credit Agreement.  The Borrower promises to pay interest on the unpaid principal amount of this Note from the dates and at such interest rates as are specified in the Credit Agreement, and payable at the places, the times and in the manner set forth in the Credit Agreement.

This Note is one of the Notes referred to in, and is entitled to the benefits of, the Second Amended and Restated Credit Agreement, dated as of November 9, 2010 (as the same may from time to time be amended, modified or supplemented, the “Credit Agreement”), among the Borrower, the banks named therein, and JPMorgan Chase Bank, N.A., as Administrative Agent, Wells Fargo Bank, N.A. and Bank of America, N.A., as Syndication Agents, and The Bank of Tokyo–Mitsubishi UFJ, Ltd. and The Northern Trust Company, as Documentation Agents.  The Credit Agreement, among other things, (i) provides for the making of Loans by the Bank to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned (or, if less, the Commitment of the Bank), the indebtedness of the Borrower resulting from each such Loan being evidenced by this Note, (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified, and (iii) contains provisions to the effect that no provision of the Credit Agreement or this Note shall require the payment or permit the collection of interest in excess of the maximum nonusurious amount permitted under applicable laws.

The Borrower and any and all endorsers, guarantors and sureties severally waive grace, demand, presentment for payment, notice of dishonor or default or intent to accelerate or acceleration, protest and notice of protest and diligence in collecting and bringing of suit against any party hereto, and agree to all renewals, extensions or partial payments hereon and to any release of substitution of security herefor, in whole or in part, with or without notice, before or after maturity.

This Note shall be governed by, and construed in accordance with, the laws of the State of Texas and applicable federal law; provided, however, notwithstanding the foregoing or any other provision of the Loan Documents, nothing in this Note or the other Loan Documents shall be deemed to constitute a waiver of any rights which the Bank may have under federal legislation relating to the rate of interest which the Bank may contract for, take, reserve, receive or charge in respect of any Indebtedness owing to the Bank under this Note or the other Loan Documents.  Texas Finance Code, Chapter 346, as amended (relating to revolving loan and revolving triparty accounts), shall not apply to this Note or the transactions contemplated hereby.

Exhibit 2.04 - Page 1

This Note is given in renewal, extension and substitution of any prior note executed by the Borrower to the Bank evidencing the Borrower’s obligations under the Credit Agreement and any such prior note is superseded hereby.

EXECUTED EFFECTIVE the day and year written above.

KIRBY CORPORATION

By:
Name:
Title:

Exhibit 2.04 - Page 2

EXHIBIT 2.17(a)

COMMITMENT INCREASE AGREEMENT

This Commitment Increase Agreement dated as of [________________], 201__ (this “Agreement”) is among (i) Kirby Corporation (the “Borrower”), (ii) JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent (the “Agent”) under the Second Amended and Restated Credit Agreement dated as of November 9, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Banks party thereto, JPMorgan Chase Bank, N.A. as Administrative Agent, Wells Fargo Bank, N.A. and Bank of America, N.A., as Syndication Agents, and The Bank of Tokyo–Mitsubishi UFJ, Ltd. and The Northern Trust Company, as Documentation Agents, and (iii) ____________________ (the “Increasing Bank”).  Capitalized terms that are defined in the Credit Agreement and not defined herein are used herein as therein defined.

PRELIMINARY STATEMENTS

A.           Pursuant to Section 2.17 of the Credit Agreement, the Borrower has the right, subject to the terms and conditions thereof, to effectuate from time to time an increase in the total Commitments under the Credit Agreement by agreeing with a Bank to increase that Bank’s Commitment.

B.           The Borrower has given notice to the Agent of its intention to increase the total Commitments pursuant to such Section 2.17 by increasing the Commitment of the Increasing Bank from $________ to $__________, and the Agent is willing to consent thereto.

Accordingly, the parties hereto agree as follows:

SECTION 1.  Increase of Commitment.  Pursuant to Section 2.17 of the Credit Agreement, the Commitment of the Increasing Bank is hereby increased from $________________ to _________________.

SECTION 2.  Consent.  The Agent hereby consents to the increase in the Commitment of the Increasing Bank effectuated hereby.

SECTION 3.  Increasing Bank Credit Decision.  The Increasing Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank and based on the financial statements referred to in Section 5.01 of the Credit Agreement and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and to agree to the various matters set forth herein.  The Increasing Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement.

SECTION 4.  Representation and Warranties of the Borrower.  The Borrower represents and warrants as follows:

Exhibit 2.17(a) - Page 1

(a)           The execution, delivery and performance by the Borrower of this Agreement are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action and do not contravene (i) the Borrower’s articles of incorporation or by-laws or (ii) any indenture, loan agreement or other similar agreement or instrument binding on the Borrower, except for such contraventions that will not have a Material Adverse Effect on either the Borrower individually or the Borrower and its Subsidiaries, taken as a whole.

(b)           No authorization, consent or approval any Governmental Authority is required for the valid execution, delivery and performance by the Borrower of this Agreement other than those the failure to obtain will not have a Material Adverse Effect on either the Borrower or the Borrower and its Subsidiaries, taken as a whole.

(c)           This Agreement constitutes a valid and binding agreement of the Borrower enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and equitable principles of general applicability.

(d)           The aggregate amount of the Commitments under the Credit Agreement, including any increases pursuant to Section 2.17 thereof, does not exceed $325,000,000.

(e)           No Default, Event of Default or Material Adverse Effect has occurred and is continuing.

SECTION 5.  Expenses.  The Borrower agrees to pay on demand all reasonable costs and expenses of the Agent in connection with the preparation, negotiation, execution and delivery of this Agreement, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Agent with respect thereto.

SECTION 6.  Effectiveness.  This Agreement shall become effective upon the receipt by the Agent of the following:

(a)           counterparts of, or telecopied signature pages of, this Agreement executed by the Borrower, the Agent and the Increasing Bank;

(b)           if requested by the Agent, a certified copy of the resolutions of the Board of Directors of the Borrower approving the increase in the Commitment in a form reasonably acceptable to the Agent; and

(c)           if requested by the Agent, a legal opinion from counsel to the Borrower in a form reasonably acceptable to the Agent.

SECTION 7.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas.

SECTION 8.  Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which may be delivered in original or facsimile form and when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

[Signatures on following page]

Exhibit 2.17(a) - Page 2

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunder duly authorized, as of the date first above written.

BORROWER:

KIRBY CORPORATION

By:
Name:
Title:

AGENT:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:
Name:
Title:

INCREASING BANK:

[NAME OF INCREASING BANK]

By:
Name:
Title:

Exhibit 2.17(a) - Page 3

EXHIBIT 2.17(b)

NEW BANK AGREEMENT

This New Bank Agreement (this “Agreement”), dated as of [________________], 201__, is among Kirby Corporation (the “Borrower”), JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent (the “Agent”) under the Credit Agreement described below, and [_____________] (the “New Bank”).  Capitalized terms used herein without definition have the meanings assigned to such terms in the Credit Agreement.

PRELIMINARY STATEMENTS

A.           Pursuant to Section 2.17 of the Second Amended and Restated Credit Agreement dated as of November 9, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, the Banks from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Wells Fargo Bank, N.A. and Bank of America, N.A., as Syndication Agents, and The Bank of Tokyo–Mitsubishi UFJ, Ltd. and The Northern Trust Company, as Documentation Agents, the Borrower has the right, subject to the terms and conditions thereof, to effectuate from time to time an increase in the total Commitments under the Credit Agreement by offering to the Banks and other bank and financial institutions the opportunity to participate in all or a portion of the increased Commitments.

B.           The Borrower has given notice to the Agent of its intention to increase the total Commitments pursuant to such Section 2.17 by $[________]1, the Agent is willing to consent thereto, and the existing Banks have failed to subscribe to all of such increased Commitment.

C.           The New Bank desires to become a Bank under the Credit Agreement and extend Revolving Loans to the Borrower in accordance with the terms thereof.

Accordingly, the parties hereto agree as follows:

SECTION 1.    Loan Documents.  The New Bank hereby acknowledges receipt of copies of the Credit Agreement and the other Loan Documents.

SECTION 2.    Joinder to Credit Agreement. By executing and delivering this Agreement, the New Bank hereby agrees (i) to become a party to the Credit Agreement as a Bank as defined therein and (ii) to be bound by all the terms, conditions, representations, and warranties of the Credit Agreement and the other Loan Documents applicable to the Banks, and all references to the Banks in the Loan Documents shall be deemed to include the New Bank.  Without limiting the generality of the foregoing, the New Bank hereby agrees to make Loans to the Borrower from time to time prior to the Termination Date in an aggregate principal amount that will not exceed its Commitment.  The Commitment of the New Bank shall be $[________]2.

__________________________
1 Must be at least $5,000,000.
2 Must be at least $5,000,000.

Exhibit 2.17(b) - Page 1

SECTION 3.    Consent.  The Agent hereby consents to the participation of the New Bank in the increased Commitment.

SECTION 4.    Representation and Warranties of the Borrower.  The Borrower represents and warrants as follows:

(a)
The execution, delivery and performance by the Borrower of this Agreement are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action on the part of the Borrower and do not contravene (i) the Borrower’s articles of incorporation or by-laws or (ii) any indenture, loan agreement or other similar agreement or instrument binding on the Borrower, except for such contraventions that will not have a Material Adverse Effect on either the Borrower individually or the Borrower and its Subsidiaries, taken as a whole.

(b)
No authorization, consent or approval of any Governmental Authority is required for the valid execution, delivery and performance by the Borrower of this Agreement other than those the failure to obtain will not have a Material Adverse Effect on either the Borrower or the Borrower and its Subsidiaries, taken as a whole.

(c)
This Agreement constitutes a valid and binding agreement of the Borrower enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and equitable principles of general applicability.

(d)	The aggregate amount of the Commitments under the Credit Agreement, including any increases pursuant to Section 2.17 thereof, does not exceed $325,000,000.

(e)	No Default, Event of Default or Material Adverse Effect has occurred and is continuing.

SECTION 5.    Effectiveness.  This Agreement shall become effective upon the receipt by the Agent of the following:

(a)	counterparts of, or telecopied signature pages of, this Agreement executed by the Borrower, the Agent and the New Bank;

(b)	information as to addresses for notice, lending offices and similar items regarding the New Bank as reasonably requested by the Agent;

(c)	if requested by the Agent, a certified copy of the resolutions of the Board of Directors of the Borrower approving the increase in the Commitment in a form reasonably acceptable to the Agent; and

(d)	if requested by the Agent, a legal opinion from counsel to the Borrower in a form reasonably acceptable to the Agent.

Exhibit 2.17(b) - Page 2

SECTION 6.    New Bank Credit Decision.  The New Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank and based on the financial statements referred to in Section 5.01 of the Credit Agreement and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and to agree to the various matters set forth herein.  The New Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement.

SECTION 7.    Governing Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of Texas without regard to any choice of law provision that would require the application of the law of another jurisdiction.

SECTION 8.    Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts and may be delivered in original or facsimile form, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 9.    Expenses.  The Borrower shall pay on demand all reasonable costs and expenses of the Agent in connection with the preparation, negotiation, execution and delivery of this Agreement, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Agent with respect thereto.

[Signatures on following page]

Exhibit 2.17(b) - Page 3

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunder duly authorized, as of the date first above written.

BORROWER:

KIRBY CORPORATION

By:
Name:
Title:

AGENT:

JPMORGAN CHASE BANK, N.A.
as Administrative Agent

By:
Name:
Title:

NEW BANK:

[NAME OF NEW BANK]

By:
Name:
Title:

Exhibit 2.17(b) - Page 4

EXHIBIT 9.02

ASSIGNMENT AND ACCEPTANCE

Dated:  __________, 201__

Reference is made to the Second Amended and Restated Credit Agreement, dated as of November 9, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among KIRBY CORPORATION (the “Borrower”), the banks named therein, and JPMORGAN CHASE BANK, N.A., as Administrative Agent (the “Agent”).  Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings specified in the Credit Agreement.

______________________________, acting as one of the Banks referred to in the Credit Agreement (the “Assignor”), and ______________________________ (the “Assignee”) agree as follows:

1.           The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to a portion of the Assignor’s rights and obligations as of the date hereof under the Credit Agreement and the other Loan Documents sufficient to give the Assignee the fractional interest specified in Section 1 of Schedule 1 hereto of all outstanding rights and obligations under the Credit Agreement and the other Loan Documents.  After giving effect to such sale and assignment, the respective Commitments of and amounts of the Loans owing to the Assignor and the Assignee will be as set forth in Section 2 of Schedule 1 hereto.

2.           The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any other Person or the performance or observance by the Borrower or any other Person of any of its obligations under the Loan Documents or any other instrument or document furnished pursuant thereto; and (iv) will deliver the Note issued to it pursuant to the Credit Agreement to the Agent concurrently with the presentation of this assignment to the Agent for acceptance and requests that, upon receipt of such Note, the Agent shall exchange such Note for a new Note [new Notes] payable to the order of the Assignee in an amount equal to the Commitment assumed by the Assignee pursuant hereto [and the Assignor in an amount equal to the Commitment retained by the Assignor under the Credit Agreement, respectively], as specified in Section 3 of Schedule 1 hereto.

3.           The Assignee (i) confirms that it has received a copy of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to in Section 5.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Assignor or any other member of the Bank Group and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Agent to take such action on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to such Person by the terms thereof, together with such powers as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement and the other Loan Documents are required to be performed by it as a Bank; and (vi) specifies as its Domestic Lending Office (and address for notices) and Eurodollar Lending Office the offices set forth in Section 4 of Schedule 1 hereto; and (vii) represents that it is either (y) a corporation organized under the laws of the United States, a state thereof or the District of Columbia or (z) entitled to complete exemption from United States withholding tax imposed on or with respect to any payments, including fees, to be made to it pursuant to the Credit Agreement (A) under an applicable provision of a tax convention or treaty to which the United States is a party or (B) because it is acting through a branch, agency or office in the United States and any payment to be received by it under the Credit Agreement is effectively connected with a trade or business in the United States.

Exhibit 9.02 Page 1

4.           Following the execution of this Assignment and Acceptance by the Assignor and the Assignee, it will be delivered to the Agent, together with the fee payable to the Agent pursuant to Section 9.02(a)(i) of the Credit Agreement, for the approval of [the Borrower and]3 the Agent, the Issuer and Swingline Bank and acceptance by the Agent, and the effective date of this Assignment and Acceptance (the “Effective Date”) shall be the date on which such approval and acceptance has occurred.  If the statement set forth in Section 3(vii)(z) hereof is true with respect to the Assignee, the Assignee will execute and deliver to the Administrative Agent the forms, certificates and other documents required by Section 2.11(f) of the Credit Agreement.

5.           Upon the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Bank thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

6.           From and after the Effective Date, the Agent shall make all payments under the Credit Agreement and the other Loan Documents in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to the Assignee.  The Assignor and Assignee shall make all appropriate adjustments in payments and fundings under the Credit Agreement and the other Loan Documents for periods prior to the Effective Date directly between themselves.

7.           This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of Texas and applicable federal law.  This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.  This Assignment and Acceptance shall be binding upon and inure to the benefit of the Assignor and the Assignee and their respective successors and assigns.

__________________________________
3 Consent of Borrower to be included to the extent required by Section 9.02(a)(i) of the Credit Agreement.

Exhibit 9.02 Page 2

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed by their respective officers thereunto duly authorized effective as of the date first above written.

Attachments:
Schedule 1

ASSIGNOR:

By:
Name:
Title:

ASSIGNEE:

By:
Name:
Title:

Approved this _____ day of _______________, 201__.4

KIRBY CORPORATION

By:
Name:
Title:

 ________________________
4 Consent of Borrower to be included to the extent required by Section 9.02(a)(i) of the Credit Agreement.

Exhibit 9.02 Page 3

Approved this _____ day of _______________, 201__.

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, Issuer and Swingline Bank

By:
Name:
Title:

Exhibit 9.02 Page 4

SCHEDULE 1
to
Assignment and Acceptance
Dated __________, 201__

Section 1.

Fractional Interest acquired by Assignee relative to all Banks	___________________

Section 2.

1.	Assignee’s Acquired Interest.

Assignee’s Commitment:	$_______________

Aggregate outstanding principal amount of Loans owing to the Assignee:	$_______________

2.	Assignor’s Retained Interest.

Assignor’s Commitment:	$_______________

Aggregate outstanding principal amount of Loans owing to the Assignor:	$_______________

Section 3.

1.	A Note payable to the order of the Assignee in the principal amount of	$________________.

2.	A Note payable to the order of the Assignor in the principal amount of	$________________.

Section 4.

Domestic Lending Office	Eurodollar Lending Office

Schedule 1 to Assignment and Acceptance

SCHEDULE 1.01

LETTERS OF CREDIT

Issuer:	JPMorgan Chase Bank
Borrower:	Kirby Corporation
Type:	Standby Letter of Credit
L/C Number:	D-236599
Amount:	$4,380.00
Original Issue Date:	April 17, 2003
Revolver Issue Date:	June 14, 2006
Expiry Date:	April 16, 2011
Beneficiary:	Entergy Gulf States, Inc.

Issuer:	JPMorgan Chase Bank
Borrower:	Kirby Corporation
Type:	Standby Letter of Credit
L/C Number:	D-248983
Amount:	$6,500.00
Original Issue Date:	June 4, 2004
Revolver Issue Date:	June 14, 2006
Expiry Date:	June 4, 2011
Beneficiary:	Jackson Purchase Energy Corporation

Schedule 1.01 - Page 1

SCHEDULE 2.01

ALLOCATION AND BANK NAMES

1.	JPMorgan Chase Bank, N.A.

	Allocation	$45,000,000

	JPMorgan Chase Bank, N.A.
	707 Travis Street, Floor 8
	Houston, Texas 77002
	Attention: John Sarvadi
	Telecopier: (713) 216-6710
	Telephone: (713) 216-5297
	john.c.sarvadi@jpmorgan.com

2.	Bank of America, N.A.

	Allocation	$45,000,000

	Bank of America, N.A.
	Attention: David McCauley
	901 Main Street, 66th Floor
	Dallas, Texas 75202-3714
	Telecopier: (214) 209-0985
	Telephone: (214) 209-0940
	david.l.mccauley@baml.com

3.	Wells Fargo Bank, N.A.

	Allocation	$35,000,000

	Wells Fargo Bank, N.A.
	1000 Louisiana Street, 3rd Floor
	Houston, Texas 77002
	Attention: Warren R. Ross
	Telecopier (713) 739-1082
	Telephone: (713) 319-1358
	rosswar@wellsfargo.com

Schedule 4.01 - Page 1

4.	The Bank of Tokyo-Mitsubishi UFJ, Ltd.

	Allocation	$35,000,000

	The Bank of Tokyo-Mitsubishi UFJ, Ltd.
	2001 Ross Avenue, Suite 3150
	Dallas, Texas 75201
	Attention: Doug Barnell
	Telecopier: (214) 954-1007
	Telephone: (214) 954-1240
	dbarnell@us.mufg.jp

5.	The Northern Trust Company

	Allocation	$35,000,000

	The Northern Trust Company
	50 South LaSalle Street, M-27
	Chicago, Illinois 60603
	Attention: Keith L. Burson
	Telecopier: (312) 444-3099
	Telephone: (312) 557-1425
	KB101@ntrs.com

6.	Branch Banking and Trust Company

	Allocation	$20,000,000

	Branch Banking and Trust Company
	200 West Second Street, 16th Floor
	Winston Salem, North Carolina 27101
	Attention: Robert M. Searson
	Telecopier: (336) 733-2740
	Telephone: (336) 733-2771
	RSearson@BBandT.com

Schedule 4.01 - Page 2

7.	Comerica Bank

	Allocation	$20,000,000

	Comerica Bank
	910 Louisiana St., 4th Floor
	Houston, Texas 77002
	Attention: Joey Powell
	Telecopier: (713) 220-5631
	Telephone: (713) 220-5527
	JBPowell@comerica.com

8.	Amegy Bank

	Allocation	$15,000,000

	Amegy Bank
	4400 Post Oak Parkway
	Houston, Texas 77027
	Attention: Mark Wayne
	Telecopier: (713) 561-0065
	Telephone: (713) 232-6465
	mark.wayne@amegybank.com

Schedule 4.01 - Page 3

Schedule 4.01
SUBSIDIARIES AND AFFILIATES

Part A
Consolidated Subsidiaries	Organized	Ownership

AFRAM Carriers, Inc.	Delaware	100%
Dixie Carriers, Inc.(1)	Texas	100%
Engine Systems, Inc.(2)	Delaware	100%
KIM Holdings, Inc.	Delaware	100%
KIM Partners, LLC(3)	Louisiana	100%
Kirby Corporate Services, LLC	Delaware	100%
Kirby Engine Systems, Inc.	Delaware	100%
Kirby Inland Marine, LP(4)	Delaware	100%
Kirby Ocean Transport Company	Delaware	100%
Kirby Tankships, Inc.	Delaware	100%
Kirby Terminals, Inc.	Texas	100%
Marine Systems, Inc.(2)	Louisiana	100%
Osprey Line, L.L.C.	Texas	66 2/3%
Rail Systems, Inc.(2)	Delaware	100%
Sabine Transportation Company	Delaware	100%
Hollywood Marine, No. 3, Ltd.(1)	Texas	75%
Hollywood Chem 107, Ltd.(1)	Texas	87.0%
Hollywood Chem 108, Ltd.(1)	Texas	90.3%
Hollywood Marine 1004-7, Ltd.(1)	Texas	87.0%
Hollywood Marine 1008-14, Ltd.(1)	Texas	90.3%
Hollywood Marine 3009-14, Ltd.(1)	Texas	90.3%
Hollywood/Texas Olefins, Ltd.(1)	Texas	50%

Part B

Excluded Affiliates	Organized	Ownership

Bolivar Terminal Co., Inc.(1)	Texas	50%
The Hollywood Camp, L.L.C.	Texas	50%
Kirby Corporation Political Action Committee	Texas	100%
Kirby Disaster Relief Fund	Texas	100%
Marine Highways, LLC	Delaware	40%
Osprey Terminals, LLC(5)	Texas	50%
Cedar Crossing Terminal Company, LLC (6)	Texas	12.5%

Schedule 4.01 - Page 1

_________________________________
(1)           Owned by Kirby Inland Marine, LP
(2)           Owned by Kirby Engine Systems, Inc.
(3)           Owned by KIM Holdings, Inc.
(4)           Owned by KIM Holdings, Inc. and KIM Partners, LLC
(5)           Owned by Kirby Terminals, Inc.
(6)           Owned by Osprey Terminals, LLC

Schedule 4.01 - Page 2

Schedule 4.16

Liabilities

None

Schedule 4.16 - Page 1